EXHIBIT 4.3

Share Sale Agreement

Wesfarmers Coal Resources Pty Ltd ABN 33 009 030 139

Wesfarmers Coal

Wesfarmers Chemicals, Energy & Fertilisers Limited ABN 48 008797 402

Wesfarmers Chemicals

Wesfarmers Resources Limited ABN 76 096 857 126

Wesfarmers Resources

Austar Coal Mine Pty Ltd ABN 67 111 910 822

Buyer

Clayton Utz

Lawyers

Level 27 QV.1 250 St Georges Terrace Perth WA 6000 Australia

GPO Box P1214 Perth WA 6844

T +61 I 9426 8000 F +61 I 9481 3095

www.claytonutz.com

Our reference 60001/60067/80110503

Contents

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Liability of Sellers	11
	1.3	Knowledge and awareness of the Sellers	11
	1.4	Business days	11
	1.5	General rules of interpretation	11

2.	Conditions precedent		12

	2.1	Conditions	12
	2.2	Reasonable endeavours to satisfy Conditions	12
	2.3	Notice in relation to satisfaction of Conditions	13
	2.4	Waiver of Conditions	13
	2.5	Failure of Conditions	13

3.	Sale and purchase of Shares		13

	3.1	Sale and purchase	13
	3.2	Shares to be sold by each Seller	13
	3.3	Purchase obligations interdependent	14

4.	Purchase Price		14

	4.1	Initial Purchase Price	14
	4.2	Provisional adjustments to lnitial Purchase Price	14
	4.3	Final adjustments to lnitial Purchase Price	14
	4.4	Payment of Purchase Price	15
	4.5	Adjustment for certain payments	15

5.	Verve Contract		15

6.	Period before Completion		16

	6.1	Buyer access	16
	6.2	Conduct of Business	16
	6.3	Restricted conduct	18
	6.4	Operating Contracts	18
	6.5	Provision of Forecasts	18
	6.6	Transition Agreement	18
	6.7	Premier Power Sales remains Seller Group Member	19
	6.8	St Georges Terrace Lease	19
	6.9	Mokey and Scaddan Records	19

7.	Material Adverse Change		19

	7.1	Onus and value	19
	7.2	Occurrence of a Material Adverse Change	20
	7.3	Meeting of Parties	20
	7.4	Failure to agree	20
	7.5	Exclusive remedy	20
	7.6	Expert Determination	21
	7.7	Delay to Completion	21

8.	Completion		21

	8.1	Time and place for Completion	21
	8.2	Provision of information before Completion	21
	8.3	Preparation for Completion	22
	8.4	Sellers’ delivery obligations	22
	8.5	Delivery method	23
	8.6	Board meetings	23

i

	8.7	Shareholder resolutions	24
	8.8	Buyer payment and delivery obligations	24
	8.9	Interdependence of obligations at Completion	24
	8.10	Notice to complete	24
	8.11	Remedies for failure to comply with notice	25
	8.12	Measure of damages	25
	8.13	Title and risk	25

9.	Adjustment to Purchase Price		25

	9.1	Stocktake	25
	9.2	Preparation and delivery of Completion Balance Sheet and Draft Completion Capital Expenditure Amount	25
	9.3	Sellers response to Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount	26
	9.4	Assistance from the Buyer	26
	9.5	Resolution of disputes and finalisation of Completion Balance Sheet and Completion Capital Expenditure Amount	27
	9.6	Determination by the Expert	27

10.	Repayment of indebtedness		28

	10.1	lndebtedness owed to the Companies	28
	10.2	lndebtedness owed to any Seller Group Member	28
	10.3	Actions to extinguish	28

11.	Scaddan JV and Mokey JV		28

	11.1	Novation of Scaddan Interest	28
	11.2	Vesting of Scaddan Interest	29
	11.3	Scaddan Records	29
	11.4	Assignment of Mokey JV	29
	11.5	Vesting of Mokey Interest	29
	11.6	Mokey Records	29
	11.7	Indemnity	30
	11.8	No admissions	30
	11.9	Conduct of proceedings	30
	11.10	General obligations	31

12.	Release of Guarantees		31

	12.1	Seller Group Guarantees	31
	12.2	Deed of Cross Guarantee	31

13.	Other obligations following Completion		32

	13.1	Access to Records	32
	13.2	Seller Group Names	32
	13.3	Notification of Premier Coal’s exit from Seller Group	32
	13.4	Benefits to Sellers after Completion	32

14.	Warranties		32

	14.1	Warranties	32
	14.2	Warranties separate	32
	14.3	Buyer’s acknowledgments	33
	14.4	Sellers’ acknowledgments	33
	14.5	Warranties by the Buyer	33

15.	Limitations of liability		34

	15.1	Disclosure and knowledge	34
	15.2	Time limits for Claims	34
	15.3	Access to information	34

	15.4	Minimum amount for Warranty Claims	35
	15.5	Insurance coverage	35
	15.6	Other limitations	35
	15.7	Maximum recovery	35
	15.8	Rights against third parties	36
	15.9	Reimbursement of benefits subsequently received	36
	15.10	Mitigation	36
	15.11	Exclusion of certain losses	36
	15.12	No action against officers and employees	37
	15.13	Indemnity	37

16.	Third Party Claims		37

	16.1	Notice	37
	16.2	Obligations after notice given	37
	16.3	Assumption of conduct by Sellers	38

17.	Taxation		38

	17.1	Exit from Seller Consolidated Group	38
	17.2	Tax indemnity	38
	17.3	Time limit for Tax Claims resulting from ATO Assessments	38
	17.4	Other limitations	38
	17.5	Refunds	39

18.	Tax Assessments		39

	18.1	Notice	39
	18.2	Obligations after notice given	39
	18.3	Sellers’ response to notice	40
	18.4	Effect of Sellers’ notice	40
	18.5	Buyer’s rights to settle	41

19.	Tax returns and tax audits		41

	19.1	Tax returns relating to periods ending before Completion	41
	19.2	Assistance from Buyer	41
	19.3	Tax returns relating to periods ending after Completion	41
	19.4	Assistance from Sellers	42
	19.5	Tax audits	42

20.	Confidentiality		42

	20.1	No announcement or other disclosure of transaction	42
	20.2	Permitted disclosure	42
	20.3	No use or disclosure of Confidential information	43

21.	Termination		43

	21.1	Termination by Buyer	43
	21.2	Termination by Sellers	43
	21.3	Effect of termination	43

22.	Payments		44

	22.1	Direction	44
	22.2	Method of payment	44
	22.3	No deduction	44
	22.4	Gross-up for withholdings	44
	22.5	Default interest	44

23.	Goods and Services Tax		44

	23.1	Interpretation	44

	23.2	Reimbursements and similar payments	45
	23.3	GST payable	45
	23.4	GST exclusive amounts	45
	23.5	Variation to GST payable	45

24.	Notices		45

	24.1	How notice to be given	45
	24.2	When notice taken to be received	46

25.	Entire agreement		47

26.	General		47

	26.1	Amendments	47
	26.2	Assignment	47
	26.3	No novation	47
	26.4	Consents	47
	26.5	Costs	47
	26.6	Counterparts	47
	26.7	Further acts and documents	47
	26.8	No merger	47
	26.9	Severance	47
	26.10	Duties	48
	26.11	Waivers	48

27.	Governing law and jurisdiction		48

	27.1	Governing Law	48
	27.2	Submission to Jurisdiction	48
	27.3	Service of Process	48

Schedule 1		- Details of the Companies	49

Schedule 2		- Material Contracts	51

Schedule 3		- Tenements	53

	Part 1 - Granted Tenements		53
	Part 2 - Applications		53

Schedule 4		- Real Property	54

Schedule 5		- Intellectual Property and Domain Names	56

Schedule 6		- Seller Group Guarantees	57

Schedule 7		- Transition	58

1.	Services		58

2.	Entitlements		59

3.	Retention Incentives		59

4.	Issues surrounding timing and terms for the Collective Bargaining Agreement		59

5.	Insurance		59

6.	Removal of Wesfarmers Group Names		59

7.	Wesfarmers Group procurement contracts		59

8.	Separation		59

9.	Other transitional arrangements and plan		59

Schedule 8		- Warranties	61

1.	The Sellers		61

	1.1	Capacity and authorisation	61
	1.2	Valid obligations	61
	1.3	Solvency	61

2.	Shares and share capital		61

	2.1	Ownership of the Shares	61
	2.2	Share capital	61

3.	Corporate matters		61

	3.1	Incorporation	61
	3.2	Constitutions	61
	3.3	Solvency	62
	3.4	Company Records	62
	3.5	No Guarantees	62

4.	Conduct of business		62

	4.1	Compliance	62
	4.2	Licences and consents	62

5.	Accounts		63

	5.1	Historical Financial Information (data room documents 04.01.02 to 04.01.04)	63
	5.2	Base Balance Sheet	63
	5.3	Position since date of Base Balance Sheet	63
	5.4	Restructuring	63

6.	Assets		64

	6.1	Assets	64
	6.2	Assets unencumbered	64

7.	Contracts		64

	7.1	Breach or default	64
	7.2	Termination	64
	7.4	Coal Supply Agreements	64

8.	Tenements and State Agreement		65

	8.1	Granted Tenements	65
	8.2	Applications	65
	8.3	Orders and notices	65
	8.4	Mining Operations on Tenements	65
	8.5	Resources and Reserves – Historical Information	65

9.	Real property		66
	9.1	Freehold Properties	66
	9.2	Encumbrances	66
	9.3	Orders and notices	66

10.	Intellectual property		66
	10.1	Registered Intellectual Property Rights	66

v

	10.2	Infringement	66

11.	Employees		67

	11.1	Disputes	67
	11.2	Superannuation	67
	11.3	Employment Agreements	67
	11.4	Coal Mining Industry (Long Service Leave) Payroll Levy Act	67

12.	Legal proceedings		67

	12.1	Litigation	67
	12.2	Investigations and prosecutions	67

13.	Taxation		67

	13.1	Membership of Consolidated Group	67
	13.2	Payments	67
	13.3	Withholding	68
	13.4	Returns and assessments	68
	13.5	Records	68

14.	Disclosure		68

	14.1	Schedules to this agreement	68
	14.2	Due Diligence Materials	68

15.	Aboriginal Heritage, Environmental and Contamination issues		68

16.	Computer systems and software		69

17.	Insurance		69

Schedule 9		- Buyer Warranties	70

1.	The Buyer		70

	1.1	Capacity and authorisation	70
	1.2	Valid obligations	70
	1.3	Solvency	70

Schedule 10		- Accounting principles and policies	71

1.	Accounting principles and policies to be applied in preparation of the Base Balance Sheet and the Completion Balance Sheet		71

	1.1	Basis of preparation	71
	1.2	Cash and cash equivalents	71
	1.3	Trade and other receivables	71
	1.4	Inventories	72
	1.5	Other assets	72
	1.6	Income tax	72
	1.7	Other taxes	73
	1.8	Property, plant and equipment	73
	1.9	Trade and other payables	75
	1.10	Internal Funds Management System (IFMS)	75
	1.11	Provisions	75
	1.12	Mine and plant rehabilitation	75
	1.13	Employee leave benefits	76
	1.14	Other matters	76

Schedule 11		- Working Capital Amount	77

Schedule 12	- Capital Expenditure Program	78

Schedule 13	- Asset Register	79

Schedule 14	- Site Visit Program	80

Attachment 1 - Base Balance Sheet		83

Attachment 2 - Form of Disclosure Letter		84

Attachment 3 - Index of Due Diligence Materials		87

Attachment 4 - Due diligence questions and answers		88

Attachment 5 - Form of Tax Release Deed		89

Attachment 6 - Excluded Tenements		93

Share Sale Agreement

This Share Sale Agreement dated	is made between the following

Parties:

Wesfarmers Coal Resources Pty Ltd ABN 33 009 030 139 of Level 11, 40 The Esplanade, PERTH, Western Australia, 6000 (Wesfarmers Coal)

Wesfarmers Chemicals, Energy & Fertilisers Limited ABN 48 008 797 402 of Level 11, 40 The Esplanade, PERTH Western Australia, 6000 (Wesfarmers Chemicals)

(together the Sellers)

Wesfarmers Resources Limited ABN 76 096 857 126 of Level 11, 40 The Esplanade, PERTH, Western Australia, 6000 (Wesfarmers Resources)

Austar Coal Mine Pty Ltd ABN 67 111 910 822 of Level 11, 68 York Street Sydney New South Wales, 2000 (Buyer).

Background

A.	The Sellers collectively own the Shares, being all of the issued shares of the Companies.

B.	Each Seller wishes to sell the Shares it owns and the Buyer wishes to buy the Shares on the terms and conditions of this agreement.

C.	Wesfarmers Resources is willing to provide indemnities to the Buyer in connection with certain Company assets which have been, or will have been prior to Completion, divested to Wesfarmers Resources.

Operative provisions

The Parties agree as follows:

1.	Definitions and interpretation

1.1	Definitions

In this agreement:

Accounting Standards means, at any time:

(a)	the requirements of the Corporations Act relating to preparation and contents of financial reports;

(b)	the accounting standards approved under the Corporations Act; and

(c)	generally accepted accounting principles, policies, practices and procedures in Australia to the extent not inconsistent with the accounting standards described in paragraph (b),

at that time.

ACDC means the Australian Commercial Disputes Centre.

Adjustment Payment Date means the date which is 5 Business Days after the date on which the Completion Balance Sheet is finalised in accordance with clause 9 or any other date agreed between the Sellers and the Buyer in writing.

ASIC means the Australian Securities and Investments Commission.

Asset means each asset owned or held by the Companies or exclusively used in the Business, including any assets held under any financing or operating lease and the assets listed in the Asset Register.

Asset Register means the list in Schedule 13.

Assumption Deeds in relation to:

(a)	Verve, means the agreement dated 17 August 2005 between Verve, Premier Coal and Wesfarmers; and

(b)	Vinalco, means the agreement dated 20 August 2010 between Premier Coal, Verve, Vinalco and Wesfarmers,

and where the context permits, means either one of the deeds.

Auditor means Ernst & Young as the auditor of the Companies.

Authorisation means any licence, consent, approval, permit, registration, accreditation, certification or other authorisation given or issued by any Regulatory Authority or any other person.

Base Balance Sheet means the statement of financial position of each of the Companies and its controlled entities attached to this agreement as Attachment 1.

Base Working Capital Amount means the sum of the account items extracted from the Base Balance Sheet as set out in the column headed “Base Working Capital Amount” in Schedule 11.

Business means the business of exploring for, mining and selling thermal coal and the manufacture and sale of charcoal conducted in the Collie Coal Basin of Western Australia by the Companies.

Business Day means a day on which banks are open for business generally in Perth, Western Australia and that is not a Saturday, Sunday or public holiday.

Buyer Group Member means the Buyer and each Related Entity of the Buyer and after Completion includes each Company.

Buyer Warranties means the warranties set out in Schedule 9.

Capital Expenditure Program means the program of anticipated capital expenditure in the Interim Period set out in Schedule 12.

Claim means any claim, demand or cause of action whether arising in contract, tort, under statute or otherwise in relation to:

(a)	any provision of this agreement;

(b)	the Shares or their sale, including the sale process; or

(c)	any other matter connected with any Company,

other than a Tax Claim.

Claim Notice has the meaning given in clause 15.2.

Collective Bargaining Agreement means the agreement known as the “Wesfarmers Premier

Coal Limited Collective Agreement 2008-2011”.

Companies means Premier Coal and Wesfarmers Char.

Company IP Rights means the Intellectual Properly Rights registered in the name of each Company specified in part 1 of Schedule 5.

Company Records means Records owned by each Company and including all:

(a)	statutory books and registers, minute books, books of account, trading and financial records, employee records, tax returns and related correspondence;

(b)	customer lists, supplier lists, price lists, pricing models and sales and marketing materials;

(c)	title deeds and other documents of title; and

(d)	originals and copies of all contracts and Authorisations,

but excluding the Scaddan Records and the Mokey Records.

Completion means the completion of the sale and purchase of the Shares in accordance with clause 8.

Completion Balance Sheet means the statement of financial position prepared and finalised in accordance with clause 9.

Completion Capital Expenditure Amount means the Companies’ cash expenditure on property, plant and equipment between 31 December 2017 and the Completion Date as permitted by clause 6, to the extent of amounts able to be carried forward in accordance with the Accounting Standards and capitalised to the “Property, plant and equipment” balance in the Completion Balance Sheet.

Completion Date means the date on which Completion occurs.

Completion Payment means the Initial Purchase Price as adjusted under clause 4.2.

Completion Working Capital Amount means the sum of the account items which are described in the column headed “HFM Account Code and Description” in Schedule 11 and which are to be extracted from the Completion Balance Sheet.

Condition means each condition specified in clause 2.1.

Confìdential Information means:

(a)	all information relating to the operations or affairs of each Company including all financial or accounting information, all customer names and lists, terms and conditions of supply, sales records, marketing analysis and research and reports and other marketing information and all trade secrets, know how, operating procedures and technical information; and

(b)	all other information treated by each Company as confidential or capable of being protected at law or equity as confidential information or the disclosure of which might cause loss or damage to or otherwise adversely affect any Company, in whatever form and in each case including information that has been disclosed by the Sellers or the Companies or their respective Representatives under the terms of a confidentiality agreement.

Consolidated Group has the meaning given in the Tax Act.

Corporations Act means the Corporations Act 2001 (Cth).

Deed of Cross Guarantee means the deed of cross, guarantee dated 27 June 2008 as amended between (inter alia) each Seller, Wesfarmers and Premier Coal.

Defaulting Party has the meaning given in clause 8.10.

Disclosure Letter means the letter from the Sellers to the Buyer dated the same date as this agreement in the form of the letter attached as Attachment 2.

Disputed Item has the meaning given in clause 9.3(b)(i).

Domain Names means each of the domain names specified in part 2 of Schedule 5.

Draft Completion Balance Sheet has the meaning given in clause 9.2.

Due Diligence Materials means:

(a)	the written information and documents provided to the Buyer and their Representatives by the Sellers, the Companies and their respective Representatives before the date of this agreement (including in the data room, an index of which is attached as Part A of Attachment 3);

(b)	the written questions raised by the Buyer and their Representatives in the due diligence process and the written responses given to those questions by the Sellers, the Companies and their respective Representatives before the date of this agreement, copies of which are attached as Attachment 4;

(c)	prepared presentations given by the Sellers’ and the Companies’ management personnel, an index of which is attached as Part B of Attachment 3;

(d)	matters shown to the Buyer and its Representatives on the Site visit conducted by the Sellers for the benefit of the Buyer on Tuesday 21 June 201 I and the program of which is set out in Schedule 14; and

(e)	the information memorandum issued by the Sellers dated 7 April 2011.

Encumbrance means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement in favour of any person, whether registered or unregistered.

End Date means the date that is 4 months after the date of this agreement or such other date agreed in writing between the Sellers and the Buyer.

Enterprise Agreement has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

Environment means the physical, biological and social aspects and conditions of a particular area, including:

(a)	land, water, air, atmosphere, climate, living organisms and other matter, things made or altered by humans, ecosystems and social groupings;

(b)	the social, economic and cultural aspects of a thing specified in paragraph (a); and

(c)	the interaction of any 2 or more things specified in paragraphs (a) and (b).

Environment Agency means:

(a)	a Regulatory Authority which is responsible for the administration or enforcement of any law relating to the Environment; and

(b)	a court or tribunal having jurisdiction with respect to any law relating to the Environment.

Exit Payment means the payment to be made by each Company to permit that Company to leave the Seller Consolidated Group on Completion clear of any Group Liability pursuant to section 721-35 of the Tax Act calculated or estimated in accordance with the principles set out in the Tax Sharing and Tax Funding Deed.

Excluded Tenements means the Western Australian mining tenements described in Attachment 6.

Expert means an independent and suitably qualified and experienced expert, being the expert referred to in clause 7.6 or clause 9.5(c), as the case requires.

FIRB Condition means the Treasurer of the Commonwealth of Australia:

(a)	providing written notice which is unconditional or subject only to conditions acceptable to the Buyer, acting reasonably, that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) to the proposed acquisition by the Buyer of the Shares; or

(b)	becoming precluded from exercising any power to make an order under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in relation to the proposed acquisition by the Buyer of the Shares.

Firm of Accountants means the Australian offices of PricewaterhouseCoopers, Deloitte and KPMG.

Force Majeure Event is any event or circumstance which inflicts physical damage on any Asset of Premier Coal, or on any:

(a)	coal-fired power station of Verve, or related infrastructure or facilities, relevant to its demand for (or its obligation to pay for) coal under the Verve Contract;

(b)	coal-fired power station of Vinalco, or related infrastructure or facilities, relevant to its demand for (or its obligation to pay for) coal under the Vinalco Contract; or

(c)	facilities of Worsley relevant to its demand for (or its obligation to pay for) coal under the Worsley Contract,

including any of the following events or circumstances of that description:

(d)	acts of God, including storms, cyclones, action of the elements, landslides, earthquakes, floods and natural disaster;

(e)	fire and explosion; and

(f)	catastrophic failure.

Freehold Properties means each of the Properties described in part 1 of Schedule 4.

Government Agency means any government or governmental, semi-governmental, administrative, fiscal or judicial body, responsible Minister, department, office, commission, delegate, authority, instrumentality, tribunal, board, agency, entity or organ of government, whether Commonwealth, State, territorial or local, statutory or otherwise.

Group Liability has the meaning given in section 721-10 of the Tax Act.

GST has the meaning given in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guarantee means any guarantee, bond, security deposit, letter of credit or suretyship or any other obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of, obligation of, liability of or the insolvency of any other person.

Head Company has the meaning given in section 995-1 of the Tax Act.

Indemnified Losses means, in relation to any fact, matter or circumstance, all losses, costs, damages, expenses and other liabilities arising out of or in connection with that fact, matter or circumstance including all legal and other professional expenses on a solicitor-client basis incurred in connection with investigating, disputing, defending or settling any claim, action, demand or proceeding relating to that fact, matter or circumstance (including any claim, action, demand or proceeding based on the terms of this agreement).

Initial Purchase Price has the meaning given in clause 4.1 .

Intellectual Property Rights means:

(a)	patents, designs, trade marks and service marks (whether registered or unregistered) and any applications for, or rights to apply for, registration of any patent, design, trade mark or service mark;

(b)	copyright (including copyright in software, websites, databases and advertising and other promotional materials) ;

(c)	all rights to have information (including trade secrets, know-how, operating procedures and technical information) kept confidential; and

(d)	all other rights or protections having similar effect anywhere in the world.

Interim Period means the period between the date of this agreement and the Completion Date.

Inventory means all stockpiled coal, warehouse stores, spares, tyres and all stocks of fuel and lubricants held or owned by the Companies.

Joint Boundary Mining Agreement means the agreement dated 4 October 2007 between Premier Coal and the Griffin Coal Mining Company Pty Ltd as amended by deed of variation dated 11 January 2011 and, deed of amended and restated Joint Boundary Agreement dated 6 June 2011 and, executed by Premier Coal on 13 June 2011.

Leasehold Properties means each of the Properties described in part 2 of Schedule 4.

Material Adverse Change has the meaning given in clause 7.1(c).

Material Adverse Change Notice has the meaning given in clause 7.2(a).

Material Contract means the agreements described in Schedule 2.

Modern Award has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

Mokey means Mokey Pty Ltd ACN 008 885 710.

Mokey Claim means the claim by Mokey against Premier Coal in respect of the lapse of mining tenements the subject of the Mokey JV, and includes Supreme Court of Western Australia No. CIV 1899 of 2011.

Mokey Deed of Covenant has the meaning given to it in clause 11.4(a).

Mokey JV means the joint venture between Mokey and Premier Coal formed by the Mokey Joint Venture Agreement.

Mokey Joint Venture Agreement means an agreement between Mokey and Premier Coal (Premier Coal then being called Western Collieries Ltd) dated 6 July I 981 .

Mokey Records means any Records relating to the Mokey JV or the Mokey Claim.

Non-Defaulting Party has the meaning given in clause 8.10.

Notional Buyer has the meaning given in clause 7.1(c).

Officer has the meaning given to that term in the Corporations Act.

Operating Contracts means those contracts listed in Part 3 of Schedule 2.

Permitted Encumbrances means:

(a)	a charge or lien arising in favour of a Regulatory Authority by operation of statute (unless there is default in payment of money or performance of obligations secured by that charge or lien); and

(b)	the conditions applicable to the Tenements.

Premier Coal means Wesfarmers Premier Coal Limited ACN 008 672 599, details of which are set out in Schedule 1.

Premier Coal Shares means 7,77 1,358 fully paid ordinary shares in the capital of Premier Coal, plus any shares that may be issued to satisfy the Sellers’ obligations under clause 10.2.

Premier Power Sales means Premier Power Sales Pty Ltd ABN 33 065 618 019 being, at the date of this agreement, a wholly owned subsidiary of Premier Coal.

Properties means the property and premises described in Schedule 4.

Provisional Capital Expenditure Amount means the Sellers’ estimate of the Completion Capital Expenditure Amount, taking into account expenditure on property, plant and equipment recorded in the most recent management accounts available prior to the Completion Date and a best estimate of expenditure on property, plant and equipment between the date of the most recent management accounts and the Completion Date.

Provisional Working Capital Amount means the sum of the account items which are described in the column headed “HFM Account Code and Description” in Schedule 11 and which are to be extracted from the most recent management accounts available prior to the Completion Date.

Purchase Price means the Initial Purchase Price as adjusted in accordance with this agreement.

Records means all originals and copies of all books, records, reports, correspondence, files, manuals and other documents and information, whether in printed, electronic or any other form.

Regulatory Authority means:

(a)	any Government Agency; and

(b)	any other authority, agency, commission or similar entity having powers or jurisdiction under any law or regulation or the listing rules of any recognised stock or securities exchange.

Related Entity of a corporation means:

(a)	a related body corporate of that corporation within the meaning of section 50 of the Corporations Act; and

(b)	a trustee of any unit trust in relation to which that corporation, or a corporation referred to in paragraph (a), directly or indirectly:

(i)	controls the right to appoint the trustee;

(ii)	is in a position to control the casting of more than one half of the maximum number of votes that might be cast at a meeting of holders of units in the trust; or

(iii)	holds or is in a position to control the disposal of more than one half of the issued units of the trust.

Representatives means, in relation to a party, all Officers, employees, professional advisers, agents and attorneys of the party or of its Related Entities.

Scaddan Deed of Novation means a deed of novation between Scaddan Energy, Blackham Resources Limited ACN I 19 887 606, Premier Coal and Wesfarmers Resources dated 24 March 2011.

Scaddan Energy means Scaddan Energy Pty Ltd ACN 128 388 634.

Scaddan Energy JV means the joint venture between Scaddan Energy and Premier Coal formed by the Scaddan Energy Joint Venture Agreement.

Scaddan Energy Joint Venture Agreement means an agreement between Scaddan Energy and Premier Coal (to which Blackham Resources Limited ACN 119 887 606 is also a party) dated 16 January 2008.

Scaddan Interest means the entire right, title and interest in and to:

(a)	the Scaddan Energy Joint Venture Agreement;

(b)	the Joint Venture Property (as that term is defined in the Scaddan Energy Joint Venture Agreement), including the Excluded Tenements; and

(c)	the Terms Sheet dated 16 January 2008 between Premier Coal and Blackham Resources Limited ACN 119 887 606,

that was held by Premier Coal prior to entering into the Scaddan Deed of Novation.

Scaddan Records means any Records relating to the Scaddan Interest.

Seller Consolidated Group means the Consolidated Group of which Wesfarmers is the Head Company.

Seller Group Guarantee means any Guarantee provided by any Seller Group Member in relation to the obligations of any Company, as specified in Schedule 6.

Seller Group Member means the Sellers and each Related Entity of the Sellers other than each Company.

Shares means the Premier Coal Shares and the Wesfarmers Char Shares.

Standard Rate in relation to interest payable on any payment due under this agreement means the rate which is the 90 day Bank Bill Swap Reference Rate (Average Bid) as published in the Australian Financial Review on the first date on which interest accrues on that payment (or if that rate or publication is not published, the rate determined by the Sellers, acting reasonably, to be the nearest equivalent rate having regard to prevailing market conditions) plus (in either case) a margin of 2% per annum.

State Agreement means the agreement ratified by the Collie Coal (Western Collieries) State Agreement 1979 (as amended).

Stocktake means the processes for verifying system generated Inventory quantities and includes:

(a)	land surveys for all coal stockpiles;

(b)	electronic measurement of fuel and lubricant tanks;

(c)	physical counts of all items over $5,000; and

(d)	a sample of 50 physical counts of all other items.

Tax means any tax, levy, excise, duty, charge, surcharge, contribution, withholding tax, impost or withholding obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered, together with any fees, penalties, fines, interest or statutory charges.

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them.

Tax Assessment means any notice, demand, assessment, amended assessment, determination, return or other document issued by a Tax Authority or lodged with a Tax Authority under a system of self-assessment as a result of which any Company may be required to make a payment of Tax.

Tax Authority means any Regulatory Authority responsible for the assessment, collection, withholding or administration of Tax in any country or jurisdiction.

Tax Benefìt means the economic value of a tax deduction or credit or reduction to taxable income received by the Buyer. For the avoidance of doubt, the value of any Tax Benefit is measured in the Buyer’s hands only.

Tax Claim means any claim against the Sellers under clause 17.2.

Tax Sharing and Tax Funding Deed means the tax sharing and tax funding deed dated 1 September 2007 between the members of the Seller Consolidated Group and Wesfarmers as the Head Company in relation to, among other things, the obligations of Wesfarmers as the Head Company to pay a Group Liability.

Tax Funding Liabilities means any liability to make payments or to fund a Head Company in respect of a Group Liability.

Tax Release Deed means a deed of release between Wesfarmers and each Company in the form set out in Attachment 5.

Tax Warranties means the Warranties set out in paragraph 13 in Schedule 8.

Tenements means the Western Australian mining tenements or tenement applications described in Schedule 3 and, for the avoidance of doubt, excludes the Excluded Tenements.

Third Party Claim means any claim or potential claim by any person other than any Buyer Group Member or any Seller Group Member against any Company.

Transitional Instrument has the meaning given in the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth).

Transition Agreement has the meaning given in clause 6.6(a).

Transition Principles has the meaning given in Schedule 7.

Value Diminution has the meaning given in clause 7.2(a).

Value Diminution Determination Date has the meaning given in clause 7.5.

Verve means the Electricity Generation Corporation ABN 58 673 830106 trading as Verve Energy.

Verve Contract means the contract for coal supply between Premier Coal and Verve dated 17 August 2005, as amended.

Vinalco means Vinalco Energy Pty Ltd ACN 137 532 300.

Vinalco Contract means the contract referred to in item 1.4 of Schedule 2.

Warranties means the warranties set out in Schedule 8.

Warranty Claim means any Claim by the Buyer arising out of a breach of a Warranty.

Wesfarmers means Wesfarmers Limited ACN 008 984 049.

Wesfarmers Char means Wesfarmers Char Pty Ltd ACN 009 379 597, details of which are set out in Schedule 1.

Wesfarmers Char Shares means 1,000,000 fully paid ordinary shares in the capital of Wesfarmers Char, plus any shares that may be issued to satisfy the Sellers’ obligations under clause 10.2.

Worsley means BHP Billiton Alumina Pty Ltd CAN 008 905 155.

Worsley Contract means the contract referred to in item 1.5 of Schedule 2.

1.2	Liability of Sellers

The obligations imposed on Wesfarmers Coal and Wesfarmers Chemicals under this agreement are imposed on each of Wesfarmers Coal and Wesfarmers Chemicals jointly and severally, and evidence of breach against one Seller is evidence of breach against both.

1.3	Knowledge and awareness of the Sellers

If any Warranty is qualified by a Seller’s awareness or knowledge, the facts of which a Seller is aware or that are within a Seller’s awareness or knowledge are taken to be and are limited to all facts of which any of:

(a)	the General Manager and Registered Manager, Premier Coal;

(b)	the General Manager Marketing and Development (WA), Wesfarmers Resources;

(c)	the Manager Human Resources, Premier Coal;

(d)	the Manager Health, Safety and Environment, Premier Coal; or

(e)	the Senior Geologist, Premier Coal,

are actually aware at the date of this agreement.

1.4	Business days

If the day on which any act to be done under this agreement is a day other than a Business Day, that act must be done on the immediately preceding Business Day except where this agreement expressly specifies otherwise.

1.5	General rules of interpretation

In this agreement headings are for convenience only and do not affect interpretation and, unless the contrary intention appears:

(a)	a word importing the singular includes the plural and vice versa, and a word of any gender includes the corresponding words of each other gender;

(b)	the word including or any other form of that word is not a word of limitation;

(c)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or parties in a joint venture, a partnership and a trust;

(e)	a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(f)	a reference to a document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(g)	a reference to a party, clause, schedule, exhibit, attachment, or annexure is a reference to a party, clause, schedule, exhibit, attachment, or annexure to or of this agreement, and a reference to this agreement includes all schedules, exhibits, attachments, and annexures to it;

(h)	a reference to an agency or body if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed (obsolete body), means the agency or body which performs most closely the functions of the obsolete body;

(i)	a reference to a statute includes any regulations or other instruments made under it (delegated legislation) and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(j)	a reference to $ or dollar is to Australian currency; and

(k)	this agreement must not be construed adversely to a party just because that party prepared it or caused it to be prepared.

2.	Conditions precedent

2.1	Conditions

Clauses 3,4 and 8 do not become binding on the parties and have no force or effect, and Completion cannot take place, unless each of the conditions listed in the first column of the following table has been either satisfied or waived in accordance with clause 2.4:

Condition	Right to waive

(a)    The Sellers receive all consents, to the satisfaction of the Buyer, acting reasonably, required from the counterparty to the Joint Boundary Mining Agreement in relation to the change in control of Premier Coal contemplated by this agreement.

Buyer

(b) The FIRB Condition being satisfied.	Buyer and Sellers

(c) The Buyer obtaining any relevant Chinese Government approvals in relation to any Chinese parent company of the Buyer on conditions satisfactory to the Buyer, acting reasonably.	Buyer

2.2	Reasonable endeavours to satisfy Conditions

Each party must use all reasonable endeavours to ensure that each Condition is satisfied as soon as practicable after the date of this agreement, and in any event before the End Date, and in particular:

(a)	each party must otherwise co-operate with, and comply with all reasonable requests of each other party for the purposes of procuring the satisfaction of any Condition . and must not take any action that will or is likely to hinder or prevent the satisfaction of any Condition; and

(b)	each party must keep each other party informed of any fact, matter or circumstance of which it becomes aware that may result in a Condition not being satisfied in accordance with its terms.

2.3	Notice in relation to satisfaction of Conditions

Each party must within 1 Business Day after becoming aware of the satisfaction of any Condition notify each other party of the satisfaction of that Condition and provide reasonable evidence that the Condition has been satisfied.

2.4	Waiver of Conditions

A Condition may be waived and may only be waived:

(a)	if one party is specified in the second column of the table in clause 2.1 opposite that Condition, by that party by notice to each other party; or

(b)	if more than one party is specified in the second column of the table in clause 2.1 Opposite that Condition, by written agreement between all of parties.

A party entitled to waive or to agree to waive a Condition under this clause 2.4 may do so in its absolute discretion. A party that waives or agrees to waive a Condition is not prevented from bringing a Claim against any other party in respect of any breach of this agreement that caused that Condition not to be satisfied.

2.5	Failure of Conditions

A party is entitled to terminate this agreement by notice to each other party at any time before Completion:

(a)	if any Condition has become incapable of satisfaction and that Condition has not been waived in accordance with clause 2.4 within 5 Business Days after the occurrence of the fact, matter or circumstance which caused that Condition to become incapable of satisfaction;

(b)	if any Condition has not been satisfied or waived in accordance with clause 2.4 before the End Date; or

(c)	if any Condition, having been satisfied on or before the End Date ceases to be satisfied before Completion,

except where the relevant Condition has become incapable of satisfaction, has not been satisfied, or ceases to be satisfied, as a direct result of a failure by the party seeking to terminate to comply with its obligations under clause 2.2.

3.	Sale and purchase of Shares

3.1	Sale and purchase

On Completion the Sellers must sell and the Buyer must buy the Shares for the Purchase Price free from all Encumbrances.

3.2	Shares to be sold by each Seller

Wesfarmers Coal is only obliged to sell to the Buyer the Premier Coal Shares and Wesfarmers Chemicals is only obliged to sell to the Buyer the Wesfarmers Char Shares.

3.3	Purchase obligations interdependent

The obligation of the Buyer to buy any Shares under this clause 3 is conditional and interdependent on the completion by the Buyer of the purchase of all other Shares and the Buyer is not obliged to complete the purchase of any Shares unless it completes the purchase of all Shares simultaneously.

4.	Purchase Price

4.1	Initial Purchase Price

The initial purchase price payable for the Shares is $296,800,000 (Initial Purchase Price). The Initial Purchase Price is allocated:

(a)	as to $800,000, to the Wesfarmers Char Shares; and

(b)	as to the balance, to the Premier Coal Shares.

4.2	Provisional adjustments to Initial Purchase Price

(a)	Once the Seller has determined the Provisional Working Capital Amount and the Provisional Capital Expenditure Amount, the Initial Purchase Price is subject to the following adjustments :

(i)	if the Provisional Working Capital Amount exceeds the Base Working Capital Amount, the Initial Purchase Price is increased by the amount by which the Provisional Working Capital Amount exceeds the Base Working Capital Amount;

(ii)	if the Provisional Working Capital Amount is less than the Base Working Capital Amount, the Initial Purchase Price is decreased by the amount by which the Provisional Working Capital Amount is less than the Base Working Capital Amount; and

(iii)	the Initial Purchase Price is increased by the amount of the Provisional Capital Expenditure Amount.

(b)	By the 21st of each calendar month during the Interim Period, the Seller will provide the Buyer with a copy of the most recent management accounts.

(c)	The Seller will inform the Buyer of the Provisional Working Capital Amount and Provisional Capital Expenditure Amount as soon as practicable before Completion.

4.3	Final adjustments to Initial Purchase Price

Once the Completion Balance Sheet has been finalised in accordance with clause 9, the Initial Purchase Price is subject to the following further adjustments:

(a)	if the Completion Working Capital Amount exceeds the Provisional Working Capital Amount, the Initial Purchase Price is increased by the amount by which the Completion Working Capital Amount exceeds the Provisional Working Capital Amount; and

(b)	if the Completion Working Capital Amount is less than the Provisional Working Capital Amount, the Initial Purchase Price is decreased by the amount by which the Completion Working Capital Amount is less than the Provisional Working Capital Amount;

(c)	if the Completion Capital Expenditure Amount exceeds the Provisional Capital Expenditure Amount, the Initial Purchase Price is increased by the amount by which the Completion Capital Expenditure Amount exceeds the Provisional Capital Expenditure Amount;

(d)	if the Completion Capital Expenditure Amount is less than the Provisional Capital Expenditure Amount, the Initial Purchase Price is decreased by the amount by which the Completion Capital Expenditure Amount is less than the Provisional Capital Expenditure Amount; and

(e)	any adjustments required by clause 6.2(a).

4.4	Payment of Purchase Price

The Purchase Price must be paid as follows:

(a)	on Completion, the Buyer must pay the Completion Payment to the Sellers in accordance with clause 8.8 and clause 22;

(b)	if the Initial Purchase Price is adjusted under clause 4.3(a), on the Adjustment Payment Date the Buyer must pay to the Sellers the amount of the increase in the Initial Purchase Price;

(c)	if the Initial Purchase Price is adjusted under clause 4.3(b), on the Adjustment Payment Date the Sellers must pay to the Buyer the amount of the decrease in the Initial Purchase Price; and

(d)	if the Initial Purchase Price is adjusted under clause 4.3(c), on the Adjustment Payment Date the Buyer must pay to the Sellers the amount of the increase in the Initial Purchase Price; and

(e)	if the Initial Purchase Price is adjusted under clause 4.3(d) or clause 4.3(e), on the Adjustment Payment Date the Sellers must pay to the Buyer the amount of the decrease in the Initial Purchase Price.

4.5	Adjustment for certain payments

Any payment made:

(a)	by a Seller to a Buyer Group Member for a Warranty Claim or under clause 17 or pursuant to any indemnity under this agreement, will be treated as a pro-rata reduction in the purchase price of each Share; or

(b)	by the Buyer to the Sellers under clause 15.9, clause 17.5 or pursuant to any indemnity under this agreement, will be treated as a pro-rata increase in the purchase price of each Share.

5.	Verve Contract

(a)	The Sellers undertake, for the duration of the Interim Period, not to participate in any negotiations with Verve or any Government Agency for any amendments to the Verve Contract without the express prior consent of the Buyer.

(b)	The Sellers undertake, for the duration of the Interim Period, to procure that Premier Coal and each Seller Group Member does not participate in any negotiations with Verve or any Government Agency for any amendments to the Verve Contract without the express prior consent of the Buyer.

(c)	Clauses 5(a) and 5(b) are fundamental terms of this agreement, the breach of which entitles the Buyer to regard this agreement as having been repudiated by the Sellers. If the Buyer properly elects to treat this agreement as having been so repudiated by the Sellers, this agreement is terminated and the Sellers are liable to the Buyer in liquidated damages for the breach of clause 5(a) or 5(b), as the case requires, in the sum of $5 million.

(d)	The liquidated damages payable by the Sellers to the Buyer under clause 5(c) are the sole and exclusive remedy for a breach of clause 5(a) or 5(b). The parties acknowledge that the amount of liquidated damages so specified is a genuine pre-estimate of the actual losses expected to be incurred by the Buyer as a result of the relevant breach.

6.	Period before Completion

6.1	Buyer access

For the purposes of assisting the Buyer and its Representatives to understand the Business and to prepare for the transition to the Buyer’s normal working procedures, the Sellers must procure that, during the Interim Period, the Buyer and its Representatives are given reasonable access on reasonable notice to:

(a)	the Assets, Properties and Company Records; and

(b)	all Officers and senior employees of any Company during normal business hours,

provided that the Sellers are not obliged to comply with this clause 6.1 to the extent that giving such access would cause material disruption to or have a material adverse effect on, the day to day conduct of the Business or constitute a breach by a Seller or any Company of any law or of the terms of any agreement to which it is party.

6.2	Conduct of Business

(a)	Subject to the succeeding provisions of this clause 6.2, each seller must use reasonable endeavours to procure that, during the Interim Period, except with the prior written consent of the Buyer, each Company conducts the Business in the ordinary and usual course of business and does not make any significant change to the nature or scale of any activity comprised in the Business. Without limiting the generality of the foregoing, the Sellers must procure that the capital expenditure in the period from the date of this agreement to 31 December 2011 on the items described in the Capital Expenditure Program is not less than 90% of the total amount referrable to that period in the Capital Expenditure Program. If that does not occur by 31 December 2011, or if Completion occurs prior to 31 December 2011, then the amount by which the amount so spent falls short of the amount referrable to the relevant period in the Capital Expenditure Program is to be deducted from the Purchase Price as an adjustment under clause 4.3.

(b)	In the period from 31 December 2011 until Completion:

(i)	Premier Coal is permitted to incur capital expenditure in accordance with the Capital Expenditure Program, plus an allowance of:

A.	five percent (5%) of the total amount of the “Mine development” category;

B.	five percent (5%) of the total amount of the “Mobile equipment” category; and

C.	ten percent (10%) of the total amount of the “Other” category,

as set out in the Capital Expenditure Program;

(ii)	if Premier Coal wishes to incur capital expenditure of a category specified in the Capital Expenditure Program in excess of the allowance in clause 6.2(b)(i), it must first obtain the consent of the Buyer, whose consent must not be withheld unreasonably; and

(iii)	Premier Coal must provide a monthly capital expenditure report to the Buyer reporting actual expenditure and a comparison of that expenditure against each category of proposed expenditure in the Capital Expenditure Program.

(c)	In the Interim Period, the Sellers must notify the Buyer, as soon as practicable after they become aware of any fact, matter or circumstance that would have the effect or be likely to have the effect of a Warranty being breached, assuming that Warranty was given as of the date of occurrence of the fact, matter or circumstance and provide the Buyer with such relevant information as to the impact of the fact, matter or circumstance and what measures it intends to take, if any, to ensure that the Sellers are in compliance with the Warranty at Completion on a basis that it is then accurate and not misleading or deceptive.

(d)	Notwithstanding clause 6.2(b), in the period from 31 December 2011 until Completion Premier Coal may, in the usual and ordinary course of business, incur capital expenditure for items not identified in the Capital Expenditure Program or effect the disposal of plant and equipment, on the following basis:

(i)	the consent of the Buyer is not required for any such item of capital expenditure of less than $100,000 or the disposal of any item of plant and equipment having a written down value on the books of account of Premier Coal of less than $100,000; and

(ii)	the consent of the Buyer (whose consent must not be withheld unreasonably) is required for any such item of capital expenditure of $100,000 or more or the disposal of any item of plant and equipment having a written down value on the books of account of Premier Coal of in excess of $100,000; and

(iii)	in the case of any emergency where injury to any person or damage to or the loss of any plant or equipment occurs or is likely to occur, or in any other case where unforeseen repairs or replacements are urgently required to capital equipment to maintain production to meet contractual commitments, provided that where any such capital expenditure is incurred, the Sellers must notify it to the Buyer as soon as reasonably practicable after the emergency has occurred, and as soon as reasonably practicable after the expenditure is incurred.

(e)	Any capital expenditure incurred by Premier Coal otherwise than strictly in accordance with this clause 6.2 is not to be accounted for in the adjustments to the Initial Purchase Price under clauses 4.2 and 4.3.

6.3	Restricted conduct

Each Seller must use reasonable endeavours to procure that, during the Interim Period, except as provided in this Agreement or with the prior written consent of the Buyer, each Company does not:

(a)	issue or allot any share capital or options, securities or other rights convertible into share capital, except to the extent that the issue of shares is to satisfy the Sellers’ obligations under clause 10.2;

(b)	buy back or redeem any shares or otherwise reduce its share capital or provide financial assistance for the acquisition of its own shares or shares in its holding company;

(c)	alter the provisions of its constitution;

(d)	(without limiting the effect of clause 5) agree to or seek any amendment to any Material Contract without the prior written consent of the Buyer;

(e)	except as permitted by clause 6.2, remove, divest or otherwise transfer any Asset (except the Excluded Tenements) out of that Company, except to ensure that the Company is cash free and debt free at Completion;

(f)	dispose of or create any Encumbrance, other than a Permitted Encumbrance, over, or declare itself the trustee of, any material Asset; or

(g)	authorise, or agree conditionally or otherwise to do, any of the things referred to in this clause 6.3,

provided that, subject to the Sellers’ complying with clause 6.2, nothing in this clause 6.3 prevents Premier Coal from complying with its existing contractual commitments or, in the ordinary and usual course of business, from disposing of plant or equipment that is surplus to requirements if the written down value of any such item of plant or equipment is no more than $100,000.

6.4	Operating Contracts

During the Interim Period, the Sellers must notify the Buyer as soon as practicable of any amendment to any Operating Contract.

6.5	Provision of Forecasts

The Seller will provide to the Buyer copies of any forecasts of tonnage requirements received by Premier Coal from its customers in accordance with the requirements of the relevant Material Contracts that are coal supply agreements, promptly following receipt of those forecasts.

6.6	Transition Agreement

(a)	As soon as practicable after the date of this agreement, the parties must constitute and each appoint appropriate members to a transition committee to develop an agreement to be observed by the parties in the Interim Period and after Completion (the Transition Agreement) to facilitate the orderly transfer of control of the Companies and the Business. The parties’ intention is to execute the Transition Agreement before or at Completion.

(b)	The Transition Agreement is intended to provide for transition arrangements and transition management in relation to the matters set out in Schedule 7 which sets out the terms on which the parties to that Transition Agreement undertake the orderly transition of the running of the Business from the Sellers to the Buyer after Completion.

(c)	Notwithstanding any failure of the parties to execute the Transition Agreement by Completion, the parties will remain bound by the Transition Principles and will not take any action or fail to take any action which would contravene, or not be consistent with, the Transition Principles.

6.7	Premier Power Sales remains Seller Group Member

The Buyer acknowledges that, on and from Completion, Premier Power Sales is to remain a Seller Group Member. The Buyer consents to the Sellers doing, and the Sellers must do, all things necessary before Completion to procure that, on or before Completion, all of the issued shares of Premier Power Sales are transferred to a Seller Group Member, and at or before Completion provide satisfactory written evidence to the Buyer of the completion of that transfer.

6.8	St Georges Terrace Lease

The Sellers must use their reasonable endeavours to procure before or on Completion the consent of Australian City Properties Pty Ltd as the lessor of the premises leased by Premier Coal at Level 4, 182 St Georges Terrace, Perth to the change of control of Premier Coal which results from Completion. If that consent is not obtained before or on Completion, the Sellers must continue to use reasonable endeavours to procure that consent as soon as practicable after Completion. The Sellers must keep the Buyer regularly informed of the progress of the procurement of such consent.

6.9	Mokey and Scaddan Records

In the Interim Period, the Sellers must use reasonable endeavours clearly to identify and separate from the other records of the Companies the Mokey Records and the Scaddan Records to minimise any inconvenience or cost to Premier Coal arising from the exercise by the Sellers of their rights under clauses 11.3 and 11.6.

7.	Material Adverse Change

7.1	Onus and value

(a)	In the Interim Period, the Sellers must inform the Buyer as soon as practicable after the occurrence of any Force Majeure Event and, as soon as reasonably practicable thereafter, provide full details of the effect of the Force Majeure Event on the Business and the probable cost and time to ameliorate that effect, and such further relevant information in connection with that Force Majeure Event as the Buyer reasonably requires and of which the Sellers are aware after making due enquiry.

(b)	Despite clause 7.1(a), the onus is upon the Buyer to establish the existence and extent of any Material Adverse Change.

(c)	A Material Adverse Change occurs where, as a result of the occurrence of a Force Majeure Event a buyer who is bound to purchase the Shares in Premier Coal at arm’s length on the terms and conditions set out in this agreement (a Notional Buyer) would reasonably form the view that the value of the Shares in Premier Coal had, by reason of that Force Majeure Event, been reduced by more than $30 million, after recognising the value of and accounting for:

(i)	and assessing the probability of recovery under all insurances available to Premier Coal in respect of the Force Majeure Event and its consequences; and

(ii)	all binding commitments (including as to timing and responsibility for reinstatement) given by the Sellers to the Buyer to repair, reinstate or remediate the effects of that Force Majeure Event.

7.2	Occurrence of a Material Adverse Change

If a Material Adverse Change occurs:

(a)	if it wishes to exercise its rights under this clause 7 consequent upon a Material Adverse Change, the Buyer must, as soon as practicable in all the circumstances, submit a formal notice of a Material Adverse Change (the Material Adverse Change Notice) to the Sellers, which must include information which is relevant to calculating the amount by which a Notional Buyer would regard the Purchase Price as having been reduced by the Material Adverse Change (the Value Diminution); and

(b)	the Material Adverse Change Notice may also identify and list options for addressing the consequences of the Value Diminution for the transaction evidenced by this agreement, including the variation of the Purchase Price and the time for Completion, on which the Buyer is prepared to negotiate.

7.3	Meeting of Parties

Once any Material Adverse Change Notice has been given, the Parties must review and endeavour in good faith to agree on the amount of the Value Diminution. For this purpose, as soon as practicable after the Material Adverse Change Notice has been given, the parties must confer (in person or by video or telephone conference, as may be convenient) to review the detailed information and options set out in the Material Adverse Change Notice and attempt in good faith to agree on the amount of the Value Diminution. These meetings may include meetings between the respective senior officers of the Buyer and the Sellers.

7.4	Failure to agree

If the parties cannot agree under clause 7.3 on whether the amount of the Value Diminution is more or less than $30 million, the question of the amount of the Value Diminution must be referred by the parties to Expert appointed by agreement between the parties or, failing agreement, in accordance with clause 7.6, for determination. The Expert must be instructed to make a determination as soon as reasonably practicable and no later than 28 days after the date of the Expert’s appointment of the amount of the Value Diminution (and not simply whether it is more or less than $30 million) that is, as far as practicable in the circumstances, fair to both the Buyer and the Sellers. Clause 9.6 applies to any such determination by an Expert, with such modifications as the context requires. The costs of the Expert are to be borne by the Buyer and Sellers equally.

7.5	Exclusive remedy

If the Value Diminution is agreed by the parties, or is determined by an expert under clause 7.6, to be not less than $30 million (the date of that agreement or determination being the Value Diminution Determination Date):

(a)	the parties must, if either of them so requests, meet as soon as practicable after the Value Diminution Determination Date, to endeavour in good faith to agree to vary the Purchase Price having regard for the Value Diminution and the time for Completion, and other consequential changes to this agreement;

(b)	if no agreement is reached under clause 7.5(a) within 20 Business Days of the Value Diminution Determination Date, the Buyer may terminate this agreement by notice to the Sellers accordingly; and

(c)	if this agreement is terminated under clause 7.5(b), it is taken to have been rescinded ab initio.

7.6	Expert Determination

(a)	If a dispute arises under:

(i)	clause 7.1(c) as to whether the amount of the Value Diminution is more or less than $30 million; or

(ii)	clause 7.4 as to the amount of the Value Diminution,

the dispute must be settled by the Expert and expert determination administered by the ACDC.

(b)	The expert determination is to be conducted in Perth, Western Australia in accordance with the ACDC Rules for Expert Determination operating at the time the dispute is referred to ACDC. The Rules set out the procedures to be adopted, the process of selection of the expert and the costs involved. The terms of the Rules are hereby deemed incorporated into this agreement.

(c)	This clause 7.6 survives termination of this agreement.

7.7	Delay to Completion

Nothing in this clause 7 relieves a party from any of its obligations in the Interim Period, but if the Value Diminution has not been agreed or determined by the time at which Completion would otherwise occur, Completion is to be deferred until the date agreed by the parties under clause 7.5(a) or the Buyer properly terminates this agreement under clause 7.5.

8.	Completion

8.1	Time and place for Completion

Completion must take place:

(a)	at the Sellers’ offices at Level 11, Wesfarmers House, 40 The Esplanade, Perth, Western Australia at 11 am on the date which is the last day of the month (that date being, in this clause 8.1(a), called the Scheduled Completion Date) in which the last of the Conditions to be satisfied or waived is satisfied or waived in accordance with clause 2.4 (that date being, in this clause 8.1(a), called the Condition Satisfaction Date), provided that if the Scheduled Completion Date is less than 2 Business Days after the Condition Satisfaction Date, Completion may be deferred at the request of either the Sellers or the Buyer until that day which is 2 Business Days after the Condition Satisfaction Date, but in that case will be effected with such adjustments as are necessary to ensure that the economic effect of Completion, as between the Sellers and the Buyer, is the same as it would have been had Completion occurred on the Scheduled Completion Date; or

(b)	at such other place, date or time as the Sellers and the Buyer agree in writing.

8.2	Provision of information before Completion

The Buyer must provide to the Sellers as soon as practicable after the date of this agreement and in any event prior to Completion:

(a)	the names of any director, secretary and public officer of each Company that the Buyer does not require to resign on Completion;

(b)	the names of each person that the Buyer requires to be appointed as a director, secretary or public officer of any Company together with a signed consent to act in that capacity;

(c)	the change of name which is to apply to each Company following Completion. For the avoidance of doubt, the name of the Company must be changed to remove any reference to “‘Wesfarmers” or any other Seller Group Name in accordance with the Buyer’s obligations under clause 13.2; and

(d)	the address of any new registered office that the Buyer requires any Company to adopt.

8.3	Preparation for Completion

The parties must cooperate with each other in their preparations for Completion (including by the provision of draft documentation for checking and comment and exchanging calculations of the possible Completion Payment amount) to ensure, as far as is reasonably practicable, that Completion is able to be finalised on the date specified under clause 8.1 without difficulty or delay.

8.4	Sellers’ delivery obligations

At Completion, the Sellers must deliver to the Buyer:

(a)	completed transfers of the Shares in favour of the Buyer as transferee duly executed by the registered holder as transferor and share certificates, or duly executed indemnities for lost share certificates, in respect of all Shares;

(b)	all statutory registers, minute books and other record books, financial records, including asset registers, management accounts, budgets, ledgers, journals, books of account and other Company Records and the common seal, if any, of each Company;

(c)	details of the ASIC corporate key of each Company, being an 8-digit number uniquely associated with a company’s ACN;

(d)	possession of each Property, all keys to each Property and all title documents and other documents held by each Company in connection with the ownership of each Property;

(e)	copies of all Due Diligence Material which is relevant to insurance policies and certificates of currency in relation to all insurances held by each Company applicable to the period ending at Completion (but the Buyer acknowledges that the insurances in respect of which the Companies have an interest, being insurances taken out by the corporate group of which the Companies are members on a group-wide basis, will terminate so far as the Companies are concerned upon their ceasing to be members of that corporate group at the time of Completion);

(f)	the written resignation of each director, secretary and public officer of each Company, together with written undertaking from each such person that the person has no Claim against the Company, except for any director, secretary or public officer notified by the Buyer under clause 8.2(a) and who has agreed to remain in office;

(g)	documentation required by the Buyer, acting reasonably, to evidence:

(i)	the repayment of all indebtedness owing from any Seller Group Member to any Company procured in accordance with clause 10.1;

(ii)	the repayment of all indebtedness owing from any Company to any Seller Group Member procured in accordance with clause 10.2;

(iii)	the disposal of the issued shares in Premier Power Sales as referred to in clause 6.7; and

(iv)	the procuring of the consent of Australian City Properties Pty Ltd, if available at Completion, as referred to in clause 6.8;

(h)	duly signed minutes of each meeting convened under clause 8.6 and documentation evidencing to the satisfaction of the Buyer, acting reasonably, the passing of the resolutions specified in clause 8.7;

(i)	a copy of the duly executed certificate relating to the Deed of Cross Guarantee specified in clause 12.2(a); and

(j)	an original counterpart of the Tax Release Deed duly executed by Wesfarmers and each Company and documentation evidencing to the satisfaction of the Buyer, acting reasonably the payment by each Company of the amount determined in accordance with clause 17.1.

8.5	Delivery method

The documents and other items specified in:

(a)	clauses 8.4(b) and 8.4(e) and title documents, may be delivered to the Buyer by leaving that document or other item in a safe and appropriate place at the premises of Premier Coal at Level 4, 182 St Georges Terrace, Perth, Western Australia, save for those to form part of Completion under clause 8.6, 8.7 and 8.8, which will be delivered at Completion; and

(b)	clause 8.4(d), save for title documents, may be delivered to the Buyer by leaving that document or other item in a safe and appropriate place at the administration centre of Premier Coal at I Premier Road, Collie, Western Australia.

At Completion the Sellers must provide the Buyer with a list indicating the physical location of each class of documents listed in clause 8.4, and to the extent relevant, clauses 8.6, 8.7 and 8.8.

8.6	Board meetings

The Seller must procure that on or before Completion a meeting of the directors of each Company is convened and the directors resolve, subject to Completion occurring:

(a)	if required, to declare and pay a dividend equal to the amount of cash held by the Companies but only in circumstances where each such dividend is declared and paid to effect the sale and purchase of the Companies on a cash free and debt free basis, subject always to the provisions of the Corporations Act;

(b)	in the case of the Companies to approve the registration of the Buyer as the holder of the Shares subject to payment of any duty payable on the transfer of the Shares’

(c)	to record the resignation of each director, secretary and public officer of each Company whose resignation effective from Completion is to be delivered under clause 8.4(f);

(d)	to appoint as directors, secretaries and public officers of each Company each person notified under clause 8.2(b);

(e)	to change the registered office of each Company to the address notified under clause 8.2(d);

(f)	to revoke each existing authority to operate any bank account of each Company and approve such new authority as may be provided by the Buyer to the Seller before the relevant board meeting;

(g)	to revoke any existing powers of attorney granted by each Company (other than the power of attorney granted under clause 11.9(c));

(h)	to cancel all current share certificates of each Company and approve the issue of new share certificates to the Buyer;

(i)	to authorise each relevant company secretary to update each Company register and notify ASIC in relation to any changes resulting from resolutions actioned in accordance with this clause 8.6; and

(j)	to record the resignation of any auditors of each Company.

8.7	Shareholder resolutions

The Sellers must:

(a)	procure that on Completion a resolution of the shareholders of each Company is passed at a general meeting of each Company or in accordance with section 249B of the Corporations Act approving the change of the name of each Company to the relevant name which is notified under clause 8.2(c); and

(b)	deliver to the Buyer on Completion a copy of the resolution referred to in clause 8.7(a).

8.8	Buyer payment and delivery obligations

At Completion the Buyer must pay the Completion Payment to the Sellers and must deliver to the Sellers documentation evidencing to the satisfaction of the Sellers, acting reasonably, the release of each Seller Group Guarantee procured in accordance with clause 12.1.

8.9	Interdependence of obligations at Completion

The obligations of the parties under clauses 8.4, 8.6, 8.7 and 8.8 are interdependent and must be performed, as nearly as possible, simultaneously. If any obligation specified in clauses 8.4 8.6, 8.7 or 8.8 is not performed on or before Completion then, without limiting any other rights of the parties, Completion is taken not to have occurred and any document delivered, or payment made, under clause 8.4 or clause 8.8 must be returned to the party that delivered it or paid it.

8.10	Notice to complete

If Completion does not occur in accordance with this clause 8 because of the failure of any party (the Defaulting Party) to satisfy any of its obligations under this clause 8 then:

(a)	the Buyer (where the Defaulting Party is a Seller); or

(b)	the Sellers (where the Defaulting Party is the Buyer),

(in either case the Non-Defaulting Party) may give the Defaulting Party a notice requiring the Defaulting Parry to satisfy those obligations within a period of 5 Business Days after the date of the notice and specifying that time is of the essence in relation to that notice.

8.11	Remedies for failure to comply with notice

If the Defaulting Party fails to comply with a notice given under clause 8.10, the Non-Defaulting Party may without limiting its other rights or remedies available under this agreement or at law:

(a)	immediately terminate this agreement, in which case the Non-Defaulting Party may seek damages for breach of this agreement; or

(b)	seek specific performance of this agreement, in which case:

(i)	if specific performance is obtained the Non-Defaulting Parry may also seek damages for breach of this agreement; and

(ii)	if specific performance is not obtained the Non-Defaulting Party may then terminate this agreement in which case the Non-Defaulting Party may seek damages for breach of this agreement.

8.12	Measure of damages

If the Non-Defaulting Party terminates this agreement under clause 8.11, without limiting the Non-Defaulting Party’s other rights or remedies available under this agreement or at law, and notwithstanding clause 15.11, the damages recoverable by the Non-Defaulting Party for breach of this agreement include all Indemnified Losses.

8.13	Title and risk

Beneficial ownership of and risk in the Shares will pass from the Sellers to the Buyer on Completion.

9.	Adjustment to Purchase Price

9.1	Stocktake

For the purposes of preparing the Completion Balance Sheet, the parties must procure that a Stocktake of all Inventory of the Companies is carried out as at 07:00 hours Perth local time on the date of Completion by employees of the Companies. The following provisions apply in relation to the Stocktake:

(a)	the Stocktake may be attended by up to 2 Representatives of the Buyer and up to 2 Representatives of the Sellers;

(b)	all Inventory counts must be recorded in stock sheets which must be signed by the person carrying out the Stocktake and the person who checks the Stocktake; and

(c)	the Inventory recorded in the stock sheets must be valued in accordance with the principles and policies referred to in clause 9.2 for the purposes of preparing the Completion Balance Sheet.

9.2	Preparation and delivery of Completion Balance Sheet and Draft Completion Capital Expenditure Amount

The Buyers must, by no later than 40 Business Days after Completion, prepare and deliver to the Sellers:

(a)	a draft of a combined statement of financial position of the Companies as at Completion (the Draft Completion Balance Sheet) prepared in accordance with:

(i)	the specific principles and policies set out in Schedule 10;

(ii)	to the extent that the treatment of any item is not dealt with in the principles and policies set out in Schedule 1 0, the accounting principles and policies adopted by the Companies in the preparation of the Base Balance Sheet; and

(iii)	to the extent that the treatment of any item is not dealt with in the principles and policies referred to in clauses 9.2(a)(i) and 9.2(a)(ii), the Accounting Standards in force as at Completion; and

(b)	a draft calculation of the Completion Capital Expenditure Amount (the Draft Completion Capital Expenditure Amount) in accordance with the requirements of clauses 6.2(b), 6.2(d) and 6.2(e).

9.3	Sellers response to Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount

The Sellers must, within 20 Business Days after the date on which it receives the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount, give notice to the Buyer either:

(a)	stating that the Sellers agree with the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount; or

(b)	stating that the Sellers do not agree with either or both of the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount in one or more of the respects specified in clause 9.3(b)(i) and specifying:

(i)	the account item of the Draft Completion Working Capital Amount or the component of the Draft Completion Capital Expenditure Amount that it disputes (each a Disputed Item);

(ii)	the grounds on which it disputes each such Disputed Item; and

(iii)	the proposed adjustment to each Disputed Item,

provided that no adjustment may be proposed by the Sellers unless the amount of that adjustment exceeds $100,000, and the aggregate amount of all adjustments proposed by the Sellers exceeds $500,000.

If the Sellers gives notice under clause 9.3(a) that it agrees with the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount or if, at the conclusion of the 20 Business Day period referred to in this clause 9.3, the Sellers have not provided to the Buyer a notice complying with either clause 9.3(a) or 9.3(b), then the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount constitute the Completion Balance Sheet and Completion Capital Expenditure Amount for the purposes of this agreement.

9.4	Assistance from the Buyer

The Buyer must procure that each Company provides all assistance reasonably required to enable the Sellers to review the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount, including by providing access to the Sellers to the Company Records, the employees of any Company and the Properties at reasonable times and on reasonable notice, provided such access does not adversely interrupt the operations of the Business.

9.5	Resolution of disputes and finalisation of Completion Balance Sheet and Completion Capital Expenditure Amount

If, within the 20 Business Day period referred to in clause 9.3, the Sellers give notice under clause 9.3(b) (a Dispute Notice) that they dispute a Disputed Item then:

(a)	the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount are final and conclusive of all matters specified in it which are not specified in the Dispute Notice;

(b)	the Buyer and the Sellers must confer and use all reasonable endeavours to resolve each Disputed Item within 20 Business Days after the Dispute Notice is given to the Buyer;

(c)	if any Disputed Item is not resolved between the Buyer and the Sellers within the 20 Business Day period referred to in clause 9.5(b), then the Disputed Items must be referred to one of the Firm of Accountants as an Expert as agreed by the Buyer and the Sellers in writing or, failing such agreement within 10 Business Days, appointed by the ACDC) on the application of either the Buyer or the Sellers, for resolution in accordance with clause 9.6;

(d)	the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount must be adjusted to reflect the resolution of all Disputed Items resolved in accordance with clause 9.5(b) and the determination of all Disputed Items determined in accordance with clause 9.5(c) and clause 9.6; and,

(e)	the Draft Completion Balance Sheet and Draft Completion Capital Expenditure Amount as adjusted under clause 9.5(d) will constitute the Completion Balance Sheet and Completion Capital Expenditure Amount for the purposes of this agreement.

9.6	Determination by the Expert

The Buyer and the Sellers must procure that the Expert determines the Disputed Items referred to the Expert under clause 9.5(c) in accordance with the following provisions:

(a)	the Buyer and the Sellers must instruct the Expert to:

(i)	decide the Disputed Items in accordance with the terms of this agreement and within the shortest possible time but, in any event, within 20 Business Days after the Disputed Items are referred to the Expert; and

(ii)	provide a report to the Buyer and the Sellers stating the determination of the Expert in relation to each Disputed Item referred to the Expert;

(b)	subject to clauses 9.6(d) to 9.6(f), the Expert must decide the procedure to be followed to determine the Disputed Items referred to the Expert;

(c)	the Buyer and the Sellers must provide the Expert with any information and assistance reasonably required by the Expert to determine the Disputed Items referred to the Expert;

(d)	all correspondence between a party and the Expert must be in writing and copied to the other parties, including any submissions, or comments on a submission, made by a party to the Expert;

(e)	the Expert must provide a draft report to the parties prior to making his or her final decision;

(f)	each party has the right to:

(i)	provide written comment on the other party’s submissions to the Expert; and

(ii)	review and provide written comment to the Expert on the Expert’s draft report;

(g)	the Expert acts as an independent expert and not as an arbitrator and the decision of the Expert is final and binding on the Buyer and the Sellers in the absence of manifest error; and

(h)	the Seller must pay the costs of the Expert.

10.	Repayment of indebtedness

10.1	Indebtedness owed to the Companies

The Sellers must procure that, on or before Completion, all indebtedness owed from any Seller Group Member to any Company is repaid in full together with all interest accrued up to Completion or otherwise discharged and extinguished in full.

10.2	Indebtedness owed to any Seller Group Member

The Sellers must procure that, on or before Completion, all indebtedness owed from any Company to any Seller Group Member is repaid in full together with all interest accrued up to Completion or otherwise discharged and extinguished in full. The Sellers must advise the Buyer in writing as soon as practicable when this has been done.

10.3	Actions to extinguish

The actions referred to in clauses 10.1 and 10.2 may include:

(a)	repaying or forgiving any amounts owed by the Seller Group Member to the Company or owed by the Company to the Seller Group Member, as the case may be, other than trade creditors;

(b)	setting off any amounts owed by the Seller Group Member to the Company against amounts owed by the Company to the Seller Group Member, and vice versa; or

(c)	causing the Company to issue additional Shares to a Seller and applying the subscription monies for those Shares to discharge and extinguish indebtedness owed by the Company to any Seller Group Member.

11.	Scaddan JV and Mokey JV

11.1	Novation of Scaddan lnterest

The Buyer acknowledges that:

(a)	on 24 March 2011 Premier Coal entered into the Scaddan Deed of Novation pursuant to which the Scaddan Interest was assigned or novated to Wesfarmers Resources and, as from that date, Premier Coal ceased to have any right, title or interest in the Scaddan Interest; and

(b)	under the terms of the Scaddan Deed of Novation, Premier Coal was released from all liabilities and obligations in respect of the Scaddan Interest.

11.2	Vesting of Scaddan lnterest

Following Completion, the Buyer must procure that Premier Coal promptly does all further acts and executes and delivers all further documents required by law or reasonably requested by Wesfarmers Resources to give effect to the terms of the Scaddan Deed of Novation.

11.3	Scaddan Records

The Buyer acknowledges and agrees that Wesfarmers Resources is entitled to, and will retain, the Scaddan Records on Completion. If Premier Coal retains possession of any of the Scaddan Records following Completion, then Premier Coal holds those records on behalf of Wesfarmers Resources and the Buyer must procure that Premier Coal makes those records available to Wesfarmers Resources on request such that Wesfarmers Resources may at its discretion, retain those records or view and copy them. Premier Coal is entitled to be reimbursed by Wesfarmers Resources for its reasonable costs incurred in complying with this clause I 1.3.

11.4	Assignment of Mokey JV

(a)	If not already entered into before the date of this Agreement, the Buyer acknowledges that Premier Coal and Wesfarmers Resources may enter into a deed of covenant (Mokey Deed of Covenant):

(i)	whereby the right and benefit of Premier Coal under the Mokey Joint Venture Agreement is assigned by Premier Coal to Wesfarmers Resources; and

(ii)	binding Wesfarmers Resources, as the assignee of Premier Coal’s Interest (as that term is defined in the Mokey Joint Venture Agreement), to perform and observe the obligations of Premier Coal under the Mokey Joint Venture Agreement to the intent that Wesfarmers Resources shall thereafter be treated as if an original party to the Mokey Joint Venture Agreement but without releasing Premier Coal from liability in respect of such obligations provided however that performance by Wesfarmers Resources of those obligations under the Mokey Joint Venture Agreement shall pro tanto discharge Premier Coal from liability in respect of such obligations.

(b)	If the Mokey Deed of Covenant has not been entered into before Completion, the Buyer must procure that Premier Coal upon a request by Wesfarmers Resources promptly executes and delivers to Wesfarmers Resources the Mokey Deed of Covenant.

11.5	Vesting of Mokey lnterest

Following Completion, the Buyer must procure that Premier Coal promptly does all further acts and executes and delivers all further documents required by law or reasonably requested by Wesfarmers Resources to give effect the Mokey Deed of Covenant.

11.6	Mokey Records

The Buyer acknowledges and agrees that Wesfarmers Resources is entitled to, and will retain, the Mokey Records on Completion. If Premier Coal retains possession of any of the Mokey Records following Completion, then Premier Coal holds those Records on behalf of Wesfarmers Resources and the Buyer must procure that Premier Coal makes those Records available to Wesfarmers Resources on request, such that Wesfarmers Resources may at its discretion, retain those Records or view and copy them. Premier Coal is entitled to be reimbursed by Wesfarmers Resources for its reasonable costs incurred in complying with this clause 11.6.

11.7	lndemnity

(a)	Subject to the provisions of this clause 11, Wesfarmers Resources indemnifies and agrees to defend Premier Coal and hold it harmless from and against all and any liability incurred by Premier Coal in relation to the Mokey Claim or any act or omission by Premier Coal under or in connection with the Mokey JV, whenever arising and whether or not the Mokey Deed of Covenant is entered by Premier Coal.

(b)	Subject to the provisions of this clause 11, Wesfarmers Resources indemnifies and agrees to defend Premier Coal and hold it harmless from and against all and any liability incurred by Premier Coal in relation to the Scaddan lnterest arising after the effective date of the Scaddan Deed of Novation.

(c)	Wesfarmers Resources indemnifies and agrees to defend Premier Coal and hold it harmless from and against all and any liability incurred by Premier Coal in relation to Premier Power Sales arising as a result of or in connection to the divestment of Premier Power.

(d)	The liability of Wesfarmers Resources under this clause 11.7 is not limited by any express or implied limitation on the liability of the Sellers under any other provision of this Agreement.

I1.8	No admissions

Following Completion, Premier Coal must not admit, compromise, settle or pay the Mokey Claim or take any other step which may in any way prejudice the defence or challenge of the Mokey Claim, except with the prior written consent of Wesfarmers Resources or as required by law.

I1.9	Conduct of proceedings

(a)	As between Wesfarmers Resources and Premier Coal, Wesfarmers Resources is entitled exclusively to initiate, conduct and defend all legal proceedings brought by or against Premier Coal in connection with the Mokey Claim or the Mokey JV (if it exists) and to settle or compromise any such legal proceedings as it sees fit, and give effectual receipts or discharges in respect of all matters relating to them in all respects.

(b)	Wesfarmers Resources must keep Premier Coal fully informed of the progress of, and consult with Premier Coal as it may reasonably request in relation to any such proceedings.

(c)	Prior to Completion, the Sellers may procure that Premier Coal irrevocably appoints Wesfarmers Resources as its agent and attorney for the purposes of clause 11.9(a).

(d)	Following Completion, the Buyer must procure that Premier Coal complies with all and any reasonable directions by Wesfarmers Resources in respect of:

(i)	the conduct and management of, and response to, any legal proceedings including the Mokey Claim;

(ii)	the settlement of any legal proceedings, including the Mokey Claim; and

(iii)	the Mokey JV (if it exists) or the Mokey Joint Venture Agreement,

including, without limiting clause 11.9(c), procuring that Premier Coal promptly executes and delivers all documents required by Wesfarmers Resources in relation to the Mokey Claim.

11.10	General obligations

(a)	Following completion, the Buyer must promptly forward to Wesfarmers Resources copies of any correspondence, documents or information received by premier coal from Mokey or its Representatives or otherwise in respect of any legal proceedings, including the Mokey Claim.

(b)	Without limiting clause 11.6, the Buyer must ensure that Wesfarmers Resources and its Representatives are given access to such documents, records and personnel of Premier coal as may be required by Wesfarmers Resources in relation to any action taken or proposed to be taken by Wesfarmers Resources under clause 11.9. This would include taking copies of any such documents and records. premier coal is entitled to be reimbursed by Wesfarmers Resources for its reasonable costs incurred in complying with this clause 11.10(b),

12.	Release of Guarantees

12.1	Seller Group Guarantees

The Buyer must procure the release, with effect from Completion, of each Seller Group Member from any actual, contingent or accrued liabilities under each Seller Group Guarantee, including by providing to the beneficiary under each Seller Group Guarantee an equivalent Guarantee and any information or document reasonably required by that beneficiary as a condition of releasing that Seller Group Guarantee.

12.2	Deed of Cross Guarantee

Without limiting clause 12.1, the parties must take all steps necessary to ensure that the Deed of cross Guarantee ceases to apply to Premier coal in the manner contemplated by clause 4.2(c) of the Deed of Cross Guarantee by Completion. Further, and in particular:

(a)	at Completion the Seller must lodge with ASIC and give to the Buyer a copy of a certificate executed by the directors of Wesfarmers in the form PF25 prescribed by ASIC certifying that the sale of the Shares is a bona fide sale and that the consideration for the sale is fair and reasonable;

(b)	the Buyer must procure that on the next Business Day following the Completion Date each of the Companies lodges with ASIC a notice of disposal in the form PF25 prescribed by ASIC and a copy of the certificate provided by Wesfarmers under clause 12.2(a); and

(c)	the Seller must procure an executed deed of release from the trustee of the Deed of Cross Guarantee in the form PF26 prescribed by ASIC whereby Premier Coal is released in accordance with clause 4.4 of the Deed of cross Guarantee.

13.	Other obligations following Completion

13.1	Access to Records

In addition to any other rights of access under this agreement, the Buyer must procure that for a period of 18 months after Completion (or for any longer period required by law) each Company retains all Company Records and makes available to the Sellers and their Representatives, to view and to copy as required, on reasonable notice and at the expense of the Sellers any Records or personnel of any Buyer Group Member which are reasonably required by a Seller:

(a)	to enable any Seller Group Member to prepare accounts, tax returns and other statutory returns or fulfil any other obligation relating wholly or partly to any period before Completion; or

(b)	in connection with the prosecution or defence of any claim by or against any Seller Group Member.

provided that the Buyer is not required to comply with any request under this clause 13.1 to the extent that doing so is reasonably likely to result in a waiver of privilege in relation to any document or breach any obligation of confidentiality owed by any Company. The Buyer must use, and must procure that each Company uses, all reasonable endeavours to obtain any consents required to provide access to any requested Records which are the subject of any obligations of confidentiality owed by any Company.

13.2	Seller Group Names

The Buyer acknowledges that the relevant Seller Group Member remains the owner of all trade marks, brand names and business names containing the names “Wesfarmers”, including the mark or brand (Seller Group Names), and the Buyer must not and must procure that each Company does not use any trade mark, brand name, business name, domain name or corporate name that contains or includes a Seller Group Name or is deceptively similar to a Seller Group Name, except as provided in the Transition Agreement.

13.3	Notification of Premier Coal’s exit from Seller Group

As soon as practical after Completion, the Seller must, in accordance with the terms of the relevant Assumption Deed, provide notice to Verve and Vinalco that Premier Coal has ceased to be a wholly owned subsidiary of Wesfarmers.

13.4	Benefits to Sellers after Completion

If the Sellers receive any material benefit after Completion relating to the Shares which should properly accrue to the Companies or either of them, including any misdirected payments, then the Sellers must account to the Buyer for such benefit within 10 Business Days of the Sellers receiving such benefit.

14.	Warranties

14.1	Warranties

The Sellers warrant to the Buyer that each warranty is true and correct as at:

(a)	the date of execution of this agreement; and

(b)	the time immediately prior to Completion,

unless the Warranty is expressed to be given only at a particular time in which case it is given as at that time.

14.2	Warranties separate

Each Waranty is to be treated as a separate warranty and is not limited by reference to any other warranty or any other provision of this agreement.

14.3	Buyer’s acknowledgments

The Buyer acknowledges and agrees that:

(a)	the Buyer has made and has relied on its own searches, investigations and enquiries in respect of the Companies, the Business and the Assets and its own evaluation of any material provided by the Sellers to the Buyer or its Representatives before the date of this agreement including the Due Diligence Materials;

(b)	as part of its due diligence investigations and enquiries in respect of each Company, the Business and the Assets, the Buyer or its Representatives have had access to all relevant documents and information they have requested from the Sellers or their Representatives;

(c)	the Buyer has extensive knowledge and experience of the coal mining industry and has had the benefit of independent legal, financial and technical advice relating to its proposed purchase of the Shares and the terms of this agreement;

(d)	no Seller Group Member has made and no Representative of any Seller Group Member has made any warranty as to the accuracy of any forecast, budget, estimate, projection, statement of opinion or statement of intention provided to the Buyer or its Representatives before the date of this agreement;

(e)	the Buyer is not entering into this agreement in reliance on, and it may not rely on, any forecast, budget, estimate, projection, statement of opinion, statement of intention or any other warranty, representation or other statement made or purporting to be made by or on behalf of any Seller Group Member, or its Representatives, other than the Warranties;

(f)	the disclosure of any matter in or by virtue of the Disclosure Letter does not constitute or imply any warranty, representation, statement, covenant, agreement, indemnity or undertaking not expressly given by the Sellers in this agreement and the contents of the Disclosure Letter do not have the effect of extending the scope of any of the Warranties or the other provisions of this agreement; and

(g)	any Claim by any Buyer Group Member must be based solely on and limited to the express provisions of this agreement and that, to the maximum extent permitted by law, all terms and conditions that may be implied by law in any jurisdiction and which are not expressly set out in this agreement are excluded (and to the extent that any such terms and conditions cannot be excluded then the Buyer irrevocably waives all rights and remedies that it may have in relation to, and releases the Sellers and each of their Representatives from any liability in respect of, such terms and conditions).

14.4	Sellers’ acknowledgments

The Sellers acknowledge that the Companies (and any officeholders and employees of the Companies) do not give any representation or warranty as to the accuracy of any information given by the Companies and that the Sellers waive any Claim or Tax Claim either or both may have against the Companies.

14.5	Warranties by the Buyer

The Buyer warrants to the Sellers:

(a)	that each Buyer Warranty is true and correct as at the date of execution of this agreement and as at the time immediately prior to Completion; and

(b)	that as at the date of this agreement it has no knowledge of any breach of any Warranty.

15.	Limitations of liability

15.1	Disclosure and knowledge

The Sellers are not liable in respect of a Warranty Claim if the fact, matter or circumstance giving rise to the Warranty Claim:

(a)	is fairly disclosed in the Due Diligence Materials or the Disclosure Letter;

(b)	would have been disclosed to the Buyer had the Buyer conducted searches 2 Business Days before the date of this agreement of the following public records, being the announcements of Wesfarmers on the Australian Securities Exchange, the public records (where and to the extent that the results of those searches are available immediately on-line) maintained by ASIC, the Federal Court of Australia, the IP Australia the public registers of the Western Australian Department of Mines and Petroleum (other than in respect of Mining Lease M262SA), Landgate, the National Native Title Tribunal and the Registrar of Aboriginal Sites;

(c)	was known to the Buyer or its Representatives before the date of this agreement including as a result of their due diligence inquiries; or

(d)	was something that the Buyer could reasonably be expected to know having regard to the expertise expected of an experienced participant in the coal mining industry and its Representatives.

15.2	Time limits for Claims

The Sellers are not liable in respect of any Claim unless:

(a)	the Buyer gives the Sellers written notice describing in reasonable detail each fact, matter or circumstance giving rise to the Claim and stating why such fact, matter or circumstance gives rise to a Claim and including an estimate of the amount of the Claim (Claim Notice) promptly after the Buyer first becomes aware of that fact, matter or circumstance and has had a reasonable opportunity to evaluate and quantify its estimate of the amount of the Claim;

(b)	the Claim Notice is received by the Sellers no later than:

(i)	(without limiting clauses 17.3 and 17.4) 5 years after Completion in respect of a Claim arising out of a breach of a Tax Warranty; and

(ii)	18 months after Completion in respect of any other Claim;

(c)	within 6 months after the Claim Notice is received by the Sellers either the Claim has been satisfied or settled or the Buyer has commenced legal proceedings against the Sellers in respect of the Claim; and

(d)	the relevant Company to which the fact, matter or circumstance giving rise to the Claim relates is a Related Entity of the Buyer on the date the Claim Notice is received by the Sellers.

15.3	Access to information

The Sellers are not liable in respect of a Claim unless promptly after the Buyer gives a Claim Notice the Buyer gives the Sellers, at the Sellers’ cost, access to all Records relating to the Claim the subject of that Claim Notice and allows the Sellers a period of 20 Business Days to investigate the facts, matters or circumstances that may give rise to the Claim.

15.4	Minimum amount for Warranty Claims

The Sellers are not liable in respect of a Warranty Claim unless the amount that the Buyer would be entitled to recover in relation to that Warranty Claim is at least $1,500,000.

15.5	Insurance coverage

The Sellers are not liable in respect of a Claim to the extent that any Buyer Group Member recovers under any contract of insurance maintained for the benefit of the Companies immediately before Completion in respect of any fact, matter or circumstance giving rise to the Claim.

15.6	Other limitations

The Sellers are not liable in respect of any Claim to the extent that:

(a)	the fact, matter or circumstance giving rise to the Claim is provided for or otherwise taken into account in the Completion Balance Sheet;

(b)	the loss or damage giving rise to the Claim is recovered by any Buyer Group Member under another Claim or a Tax Claim or is made good or otherwise compensated for without cost to any Buyer Group Member;

(c)	the fact, matter or circumstance giving rise to the Claim gives rise to any Tax Benefit to any Buyer Group Member;

(d)	the circumstances giving rise to the Claim are remedied by the Sellers to the satisfaction of the Buyer, acting reasonably, within 30 Business Days after receiving the Claim Notice from the Buyer;

(e)	the Claim arises out of anything done or omitted to be done in accordance with the terms of this agreement or with the prior written approval of the Buyer;

(f)	the Claim arises directly out of any voluntary act, omission or transaction carried out after Completion by or on behalf of any Buyer Group Member;

(g)	the Claim arises from any matter referred to in clause 17.4(f) or clause 17.4(g);

(h)	the amount of the Claim is increased as a result of the failure of the Buyer to comply with its obligations under clause 16 in respect of that Claim; or

(i)	the Claim arises from a change in any legislation or regulation, any judicial or administrative interpretation of the law or any practice or policy of a Regulatory Authority after the date of this agreement (whether or not retrospective in effect), but for the avoidance of doubt the Seller remains liable for the balance of any Claim.

15.7	Maximum recovery

(a)	The maximum aggregate amount recoverable by the Buyer from the Sellers in relation to all Claims, other than a Claim that the Sellers have failed to pass unencumbered legal title to and beneficial ownership of the Shares to the Buyer on Completion, is that amount equal to 30% of the Purchase Price.

(b)	The maximum aggregate amount recoverable by the Buyer from the Sellers in relation to a Claim that the Sellers have failed to pass unencumbered legal title to and beneficial ownership of the Shares to the Buyer on Completion is an amount equal to the Purchase Price less the aggregate amount of all other Claims paid or payable to the Buyer, plus all legal and other professional expenses on a solicitor-client basis incurred in connection with investigating, disputing, defending or settling any such Claim.

15.8	Rights against third parties

If a Seller has made a payment to the Buyer in relation to any Claim and any Buyer Group Member has or subsequently obtains a right to recover an amount from any person other than a Seller in connection with the fact, matter or circumstance that gave rise to the Claim, the Buyer must:

(a)	promptly notify the Sellers of that right of recovery and provide such information in relation to the circumstances giving rise to that right as the Sellers may reasonably require; and

(b)	take or procure that the relevant Buyer Group Member takes all steps that it could reasonably be expected to take to enforce that right of recovery, having regard for its legitimate interest in protecting its ongoing relationships with its customers and those of the Companies.

15.9	Reimbursement of benefits subsequently received

If a Seller has made a payment to the Buyer in respect of a Claim (Claim Amount) and after such payment is made any Buyer Group Member receives any payment, benefit or credit (including any Tax Benefit) by reason of the fact, matter or circumstance to which the Claim relates (Recovery Amount), then the Buyer must as soon as reasonably practicable repay to the Sellers an amount equal to the lesser of the Claim Amount and the Recovery Amount less:

(a)	all costs incurred by any Buyer Group Member in recovering the Recovery Amount; and

(b)	any Tax payable by any Buyer Group Member as a result of receiving the Recovery Amount.

15.10	Mitigation

Nothing in this agreement relieves any person from any duty at law to mitigate any loss or damage that it may suffer or incur as a result of any breach of this agreement (including a breach of any Warranty).

15.11	Exclusion of certain losses

No party is liable to any other party for any loss or damage resulting from a breach of this agreement (including a breach of any Warranty) except where and to the extent that:

(a)	the loss or damage flows naturally or in the usual course of things from the breach; and

(b)	the breach causes:

(i)	in the case of a breach by the Sellers, a diminution in the value of the Shares as at Completion; or

(ii)	in the case of a breach by the Buyer, a diminution in the proceeds, or a delay in receipt, of the sale of the Shares available to the Sellers from Completion,

and except where and to the extent that this agreement specifically provides that some other type or category of loss or damage is recoverable.

15.12	No action against officers and employees

The Buyer waives and must procure that each other Buyer Group Member waives all rights and claims that it may have personally against the Officers and employees of any Seller Group Member in relation to any matter arising directly or indirectly in connection with the This agreement or the sale of the Shares. The parties acknowledge and agree that:

(a)	the Sellers have sought and obtained this waiver as agent for and on behalf of each Seller Group Member’s respective Officers and employees and hold the benefit of this clause 15.12 as trustee for them; and

(b)	the provisions of this clause 15 .12 may be enforced by the Sellers on behalf of and for the benefit of each Seller Group Member’s respective Officers and employees and those persons may plead this clause 15 .12 in answer to any claim made by a Buyer Group Member against them.

15.13	lndemnity

Nothing in this clause 15 applies to any liability of Wesfarmers Resources under clause 11.7.

16.	Third Party Claims

16.1	Notice

Without limiting any other rights of the Sellers under this agreement, if after Completion the Buyer becomes aware of any Third Party Claim which may give rise to a Warranty Claim, the Buyer must promptly after becoming aware of the Third Party Claim, and evaluating and quantifying its estimate of the amount of the Third Party Claim give the Sellers notice of the Third Party Claim (including reasonable details of the facts, matters or circumstances giving rise to the Third Party Claim, the basis of the Third Party Claim and an estimate of the amount of the Third Parry Claim).

16.2	Obligations after notice given

If the Buyer gives notice under clause 16.1 then until the Third Party Claim has been finally resolved or the Sellers gives notice under clause 16.3:

(a)	the Buyer must act and must procure that each relevant Company acts in good faith and with due diligence in relation to the Third Party Claim;

(b)	each party must give to the other parties such information and assistance as the other parties may reasonably require in relation to the Third Party Claim and must regularly consult with the other parties in relation to the conduct of any proceedings or negotiations in relation to the Third Party Claim; and

(c)	a party must not do anything, or permit a party (including a Company) to do anything that would admit, compromise, settle, pay, agree or prejudice the right to defend or challenge the Third Parry Claim without the prior written consent of the other parties.

16.3	Assumption of conduct by Sellers

The Sellers may at any time before a Third Party Claim notified under clause 16.1 is finally resolved give notice to the Buyer assuming the conduct of the defense of the Third Parry Claim.

17.	Taxation

17.1	Exit from Seller Consolidated Group

The Sellers must:

(a)	procure that until the Completion Date each Company remains a subsidiary member of the Seller Consolidated Group;

(b)	no later than 2 Business Days before Completion procure that Wesfarmers gives to each Company a calculation of the Exit Payment for that Company; and

(c)	no later than one Business Day before Completion procure that each Company pays to Wesfarmers the Exit Payment for that Company and provide to the Buyer written evidence of such payment having been made.

17.2	Tax indemnity

The Sellers must pay to the Buyer in accordance with this clause 17 the amount of any Tax that the Companies or either of them is liable to pay in respect of or by reference to any matter or event occurring or which is taken to have occurred on or before the Completion Date.

17.3	Time limit for Tax Claims resulting from ATO Assessments

Without limiting clause 15.2(b)(i), the Sellers are not liable in respect of any amount asserted by the Australian Taxation Office in a Tax Claim unless notice of the Tax Assessment giving rise to the Tax Claim is given to the Sellers under clause 18 no later than 5 years after Completion.

17.4	Other limitations

The Sellers are not liable in respect of any Tax Claim to the extent that:

(a)	provision for the Tax which is the subject of the Tax Claim has been included in the Completion Balance Sheet;

(b)	the amount otherwise payable in respect of the Tax Claim has been recovered by the Buyer under a Warranty Claim;

(c)	the fact, matter or circumstance giving rise to the Tax Claim gives rise to any Tax Benefit to any Buyer Group Member;

(d)	the Tax Claim arises out of anything done or omitted to be done in accordance with the terms of this agreement or with the prior written approval of the Buyer;

(e)	the Tax Claim arises directly out of any voluntary act, omission or transaction carried out by or on behalf of any Buyer Group Member after Completion;

(f)	the Tax Claim arises from the failure of any Buyer Group Member after Completion to make any valid claim or election in relation to Tax or to lodge in a timely manner any return, notice or other document relating to Tax;

(g)	the Tax Claim arises from a change by any Buyer Group Member after Completion in any claim or election in relation to Tax made before Completion or the amendment after Completion of any Tax return of any Buyer Group Member relating to a period ending on or before Completion (except where that amendment is required by law or is approved by the Sellers in writing before it is made);

(h)	the amount of the Tax Claim is increased as a result of the failure of the Buyer to comply with the provisions of clause 18;

(i)	the Tax Claim arises from a change in any legislation or regulation relating to Tax, any judicial or administrative interpretation of such legislation or regulation or any practice or policy or public or private ruling of any Tax Authority after the date of this agreement (whether or not retrospective in effect); or

(j)	the Tax which is the subject of the Tax Claim is GST which is recoverable from the recipient of a supply or for which an input tax credit is available,

but for the avoidance of doubt the Seller remains liable for the balance of any Tax Claim.

17.5	Refunds

If a Seller has made a payment to the Buyer under this clause 17 (Tax Payment Amount) and any Buyer Group Member receives any refund in respect of the fact, matter or circumstance in respect of which that payment was made (Tax Refund Amount) then the Buyer must as soon as reasonably practicable after receipt pay to the Sellers an amount equal to the lesser of the Tax Payment Amount and the Tax Refund Amount less:

(a)	all costs incurred by any Buyer Group Member in obtaining such refund; and

(b)	if a refund includes interest on overpaid Tax, the amount of Tax payable on that interest by the recipient of the refund.

18.	Tax Assessments

18.1	Notice

If after Completion the Buyer or any Company receives or proposes to lodge any Tax Assessment which is reasonably likely to give rise to a Tax Claim the Buyer must as soon as reasonably practicable give the Sellers notice of the Tax Assessment (including a copy of each document received or proposed to be lodged in connection with the Tax Assessment).

18.2	Obligations after notice given

If the Buyer gives notice under clause 18.1 :

(a)	the Buyer must give and must procure that each relevant Company gives to the Sellers all information and assistance that the Sellers may reasonably require in relation to the Tax Assessment;

(b)	the Buyer must not and must procure that each relevant Company does not:

(i)	in the case of a Tax Assessment received from a Tax Authority, engage in any discussion or negotiation with or confer with any Tax Authority concerning the Tax Assessment or make any admission of liability, agreement, settlement or compromise with any Tax Authority in respect of the Tax Assessment; or

(ii)	in the case of a Tax Assessment proposed to be lodged with any Tax Authority, lodge that Tax Assessment,

without	the prior written consent of the Sellers, which consent must not be unreasonably withheld or delayed; and

(c)	in the conduct of any dispute or negotiation with any Tax Authority in relation to the matter the subject of the notice, the Sellers and the Buyer must consult and keep each other fully informed and, where the Sellers propose any settlement or compromise of the dispute or negotiation, they must obtain the prior written consent of the Buyer to that settlement or compromise, which consent must not be withheld or delayed unreasonably.

18.3	Sellers’ response to notice

The Sellers may, within 40 Business Days after notice is given under clause 18.1 in relation to a Tax Assessment, give notice to the Buyer requiring the Buyer to comply with the terms of clause 18.4 in relation to the Tax Assessment.

18.4	Effect of Sellers’ notice

If the Sellers gives notice under clause 18.3 in relation to a Tax Assessment then:

(a)	the Buyer must allow and must procure that each Company allows the Sellers to take over the conduct of all proceedings and negotiations in relation to the Tax Assessment and to settle or compromise the Tax Assessment with the prior written consent of the Buyer, which consent must not be unreasonably withheld or delayed and the Buyer must procure that each Company appoints the Sellers as their representative for this purpose;

(b)	the Buyer must procure that each relevant Company:

(i)	responds to the Tax Assessment in such manner as the Sellers may request including by giving notice of objection to the Tax Assessment;

(ii)	provides the Sellers and their professional advisers with such access to the employees and records of each relevant Company as the Sellers may reasonably require in connection with the Tax Assessment and permits the Sellers to take copies of such records;

(iii)	uses all reasonable endeavours (including the reimbursement of all out of pocket expenses) to procure that employees of each Company provide such witness statements and other evidence as the Sellers may reasonably require to avoid, dispute, settle or compromise the Tax Assessment; and

(iv)	takes all other action that the Sellers may request to avoid, dispute, settle or compromise the Tax Assessment including instituting legal proceedings or seeking any administrative law remedy;

(c)	the Sellers must keep the Buyer properly informed of all matters relating to the Tax Assessment, must provide to the Buyer copies of all correspondence and other documents relating to the Tax Assessment in a timely manner and must permit the Buyer or its Representatives to attend all meetings with any Tax Authority relating to the Tax Assessment; and

(d)	the Sellers must pay to the Buyer on demand the amount of any reasonable cost or expense incurred by the Buyer or any Company arising out of or in connection with any action taken by the Buyer or any Company under this clause 18.4.

18.5	Buyer’s rights to settle

If the Sellers do not give notice under clause 18.3 then without limiting the Buyer’s other rights under this agreement, the Buyer and each relevant Company are entitled to settle, compromise or pay the Tax Assessment on any reasonable terms.

19.	Tax returns and tax audits

19.1	Tax returns relating to periods ending before Completion

The Sellers are responsible for preparing and lodging with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of any Company in relation to any period ending on or before Completion that have not been prepared and lodged on or before Completion and the Sellers must prepare and lodge all such returns, including income tax returns, fringe benefits tax returns, superannuation guarantee returns and payroll tax returns, as soon as reasonably practicable after Completion.

19.2	Assistance from Buyer

The Buyer must provide to the Sellers at the Sellers’ own cost all information and assistance reasonably required by the Sellers (including reasonable access to employees and records of the Companies) in connection with the preparation of the returns referred to in clause 19.1.

19.3	Tax returns relating to periods ending after Completion

The Buyer is responsible for preparing and lodging with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of any Company in relation to any period ending after Completion. Without limiting the provisions of clause 18, the Buyer must, in respect of all returns in relation to the period in which Completion occurs:

(a)	prepare all such returns with due care, skill and diligence and as soon as reasonably practicable after the end of the relevant period;

(b)	where the estimated liability attributable to the period prior to Completion is greater than the amount provided for in the Completion Balance Sheet, give to the Sellers drafts of all such returns and any other documents to be provided to any Tax Authority in relation to such returns before submission to the relevant Tax Authority and permit the Sellers a reasonable opportunity to comment on those documents;

(c)	lodge all such returns and other documents with the relevant Tax Authority as soon as practicable after receipt of the Sellers’ comments (and in any event within any time period required by law) and, where the estimated liability attributable to the period prior to Completion is greater than the amount provided for in the Completion Balance Sheet, provide a copy of the lodged documents to the Sellers’ and

(d)	where the estimated liability attributable to the period prior to Completion is greater than the amount provided for in the Completion Balance Sheet, provide the Sellers with copies of all relevant correspondence with any Tax Authority in relation to such returns after lodgement.

19.4	Assistance from Sellers

The Sellers must provide to the Buyer at the Buyer’s own cost all information and assistance reasonably required by the Buyer (including reasonable access to employees and records of any Seller Group Member) in connection with the preparation of any returns referred to in clause 19.3 where any part of the period in relation to which the return is required is before Completion.

19.5	Tax audits

If after Completion any audit in relation to the Tax affairs of any Company is commenced that relates in whole or in part to the period before Completion then the Buyer and the Sellers must give each other all reasonable assistance in relation to that audit. The Sellers must bear the reasonable costs of providing that assistance, including advisers’ costs.

20.	Confidentiality

20.1	No announcement or other disclosure of transaction

Except as permitted by clause 20.2:

(a)	the Sellers must keep confidential, and must:

(i)	procure that each Seller Group Member and each of their respective Representatives, keeps confidential; and

(ii)	until Completion procure that each Company and each of their respective Representatives, keeps confidential,

the existence of and the terms of this agreement and all negotiations between the parties in relation to the subject matter of this agreement; and

(b)	the Buyer must keep confidential, and must procure that each Buyer Group Member and each of their respective Representatives keeps confidential, the existence of and the terms of this agreement, all negotiations between the parties in relation to the subject matter of this agreement and all other information given to it under this agreement, including the Due Diligence Materials and any information that is the property of any Seller Group Member.

20.2	Permitted disclosure

Nothing in this agreement prevents a person from disclosing matters referred to in clause 20.1:

(a)	if disclosure is required to be made by law or the rules of a recognised stock or securities exchange and the party whose obligation it is to keep matters confidential or procure that those matters are kept confidential:

(i)	has not through any voluntary act or omission (other than the execution of this agreement) caused the disclosure obligation to arise; and

(ii)	has before disclosure is made notified each other party of the requirement to disclose and, where the relevant law or rules permit and where practicable to do so, given each other party a reasonable opportunity to comment on the requirement for and proposed contents of the proposed disclosure;

(b)	if disclosure is made by way of a written announcement, the terms of which have been agreed in writing by the parties prior to the making of the announcement;

(c)	if disclosure is reasonably required to enable a party to perform its obligations under this agreement;

(d)	to any professional adviser of a party who has been retained to advise in relation to the transactions contemplated by this agreement or to the auditor of a party;

(e)	to any financier who has made a bona fide proposal to provide finance to a party in relation to the transactions contemplated by this agreement;

(a)	if that person is the Buyer, and the Buyer obtains written consent from the Sellers to disclose those confidential matters outlined in clause 20.1;

(f)	if that person is the Sellers, and the Sellers obtain written consent from the Buyer to disclose those confidential matters outlined in clause 20.1;

(g)	where the matter has come into the public domain otherwise than as a result of a breach by any party of this agreement.

20.3	No use or disclosure of Confidential lnformation

The Sellers must not at any time after Completion use or disclose to any person other than the Buyer and its Representatives any Confidential Information except if disclosure is required to be made by law or with the prior written approval of the Buyer.

21.	Termination

21.1	Termination by Buyer

The Buyer may terminate this agreement at any time before Completion:

(a)	in accordance with clause 2.5,7.5(b) or 8.11 (and it may elect to treat this agreement as having been repudiated by the Sellers in accordance with clause 5(c)); or

(b)	by notice to the other parties if there is a breach of the Warranty set out in paragraph 1.3 of Schedule 8 or the Warranty set out in paragraph 3.3 of Schedule 8,

but is not entitled to terminate or rescind this agreement for any other reason (including if there is a breach of any other Warranty before Completion).

21.2	Termination by Sellers

The Sellers may terminate this agreement at any time before Completion:

(a)	in accordance with clause 2.5 or 8.11 ; or

(b)	by notice to the other parties if there is a breach by the Buyer of the Buyer Warranty set out in paragraph 1.3 of Schedule 8,

but is not entitled to terminate or rescind this agreement for any other reason.

21.3	Effect of termination

If this agreement is terminated then:

(a)	the provisions of this agreement shall cease to have effect, except for the provisions of clauses 1, 5, 8.12 and 20, this clause 21 and clauses 23 to 27 which survive termination;

(b)	each party retains the rights it has against the others in respect of any breach of this agreement occurring before termination; and

(c)	the Buyer must return to the Sellers all Confidential Information in its possession.

22.	Payments

22.1	Direction

Any reference in this agreement to a payment to any party includes payment to another person at the direction of that party.

22.2	Method of payment

Payment of any amount due under this agreement by any party must be made by the paying party to the recipient party by:

(a)	real time gross settlement electronic funds transfer to an account with an Australian bank specified by the recipient party to the paying party at least [3] Business Days before the due date for payment and confirmed by the paying party to the recipient party by notice; or

(b)	other immediately available funds.

22.3	No deduction

Any payment to be made under this agreement must be made free and clear of any deduction or withholding, except where that deduction or withholding is required or compelled by law.

22.4	Gross-up for withholdings

Any person who is required or compelled by law to make any deduction or withholding from any amount payable under this agreement must, to the extent permitted by law, pay to the payee an additional amount sufficient to ensure that the amount received by the payee equals the full amount that would have been received by the payee, if that deduction or withholding had not been required or compelled.

22.5	Default interest

If any party (the Payor) fails to make a payment to any other party (the Payee) under this agreement on or before the due date for payment, then, without limiting any other remedy of the Payee, the Payor must pay to the Payee upon demand interest on the due amount calculated at the Standard Rate, with interest to accrue from the due date to the day immediately before the actual date of payment, calculated daily on the basis of a 365 day year and capitalised monthly.

23.	Goods and Services Tax

23.1	lnterpretation

The parties agree that:

(a)	except where the context suggests otherwise, terms used in this clause 23 have the meanings given to those terms by the GST Act (as amended from time to time);

(b)	any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 23; and

(c)	any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause 23.

23.2	Reimbursements and similar payments

Any payment or reimbursement required to be made under this agreement that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which the cost, expense or amount relates.

23.3	GST payable

If GST is payable in relation to a supply made under or in connection with this agreement then any party (Recipient) that is required to provide consideration to another party (Supplier) for that supply must pay an additional amount to the Supplier equal to the amount of that GST at the same time as other consideration is to be provided for that supply or, if later, within 5 Business Days of the Supplier providing a valid tax invoice to the Recipient.

23.4	GST exclusive amounts

All payment amounts specified in this agreement are GST exclusive unless stated otherwise.

23.5	Variation to GST payable

(a)	If the GST payable in relation to a supply made under or in connection with this agreement varies from the additional amount paid by the Recipient under clause 23.3 then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. Any ruling, advice, document or other information received by the Recipient from the Australian Taxation Office in relation to any supply made under this agreement shall be conclusive as to the GST payable in relation to that supply. Any payment, credit or refund under this paragraph is deemed to be a payment, credit or refund of the additional amount payable under clause 23.3.

(b)	If there is an adjustment event in relation to a supply which results in the amount of GST on a supply being different from the amount in respect of GST already recovered by the Supplier, as appropriate, the Supplier:

(i)	may recover from the Recipient the amount by which the amount of GST on the supply exceeds the amount already recovered; or

(ii)	must refund to the Recipient the amount by which the amount already recovered exceeds the amount of GST of the supply; and

(iii)	must issue an Adjustment Note in relation to the supply to the Recipient within 28 days of the adjustment event.

24.	Notices

24.1	How notice to be given

Each communication (including each notice, consent, approval, request and demand) under or in connection with this agreement:

(a)	may be given by personal service, post or facsimile;

(b)	must be in writing and in English (or accompanied by a certified translation into English);

(c)	must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

(i)	if to the Sellers:

Attention: Company Secretary

Address: 11th Floor, 40 The Esplanade

               PERTH WA 6000

Fax number: 61 8 9327 4290

(ii)	if to the Buyer:

Attention: Company Secretary

Address: Level 11

               68 York Street

               Sydney NSW 2000

Fax number: 61 2 8243 5399

(d)	(in the case of personal service, post or facsimile) must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party; and

(e)	must be delivered by hand or posted by prepaid post to the address or sent by fax to the number of the addressee, in accordance with clause 24.1(c).

24.2	When notice taken to be received

Each communication (including each notice, consent, approval, request and demand) under or in connection with this agreement is taken to be received by the addressee:

(a)	(in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(b)	(in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

(c)	(in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent; and

(d)	(in the case of delivery by hand) on delivery,

but if the communication would otherwise be taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

25.	Entire agreement

The This agreement constitute the entire agreement between the parties in relation to their subject matter including the sale and purchase of the Shares and supersede all previous agreements and understandings between the parties in relation to their subject matter.

26.	General

26.1	Amendments

This agreement may only be varied by a document signed by or on behalf of each party.

26.2	Assignment

A party cannot assign or otherwise transfer any of its rights under this agreement without the prior consent of each other party.

26.3	No novation

Nothing in this agreement constitutes an agreement to or a pre-authorisation of any novation of this agreement by any person.

26.4	Consents

Unless this agreement expressly provides otherwise, a consent under this agreement may be given or withheld in the absolute discretion of the party entitled to give the consent and to be effective must be given in writing.

26.5	Costs

Except as otherwise provided in this agreement, each party must pay its own costs and expenses and the Sellers must pay any costs and expenses of each Company in connection with negotiating, preparing, executing and performing this agreement.

26.6	Counterparts

This agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this agreement, and all together constitute one agreement. Sufficient counterparts are to be executed and exchanged to enable the Buyer to hold two counterparts executed by the Sellers and the Sellers to hold two counterparts executed by the Buyer, and each party must execute the copies so provided to it.

26.7	Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content satisfactory to that party, acting reasonably) required by law or reasonably requested by another party to give effect to this agreement.

26.8	No merger

A party’s rights and obligations do not merge on completion of any transaction under this agreement.

26.9	Severance

If any provision or part of a provision of this agreement is held or found to be void, invalid or otherwise unenforceable (whether in respect of a particular party or generally), it will be deemed to be severed to the extent that it is void or to the extent of violability, invalidity or unenforceability, but the remainder of that provision will remain in full force and effect.

26.10	Duties

The Buyer:

(a)	must pay all duties under the Duties Act 2008 (WA) and any related fines and penalties in respect of this agreement, the performance of this agreement and each transaction effected by or made under this agreement;

(b)	must pay to the Sellers on demand the amount of any Indemnified Loss suffered or incurred by the Sellers arising out of or in connection with any failure to comply with clause 26.10(a); and

(c)	is authorised to apply for and retain the proceeds of any refund due in respect of stamp duty paid under this clause 26.10; and

(d)	will not be responsible to pay any duties under the Duties Act 2008 (WA) which become liable to be paid as a result of any pre-Completion restructures undertaken by the Sellers in relation to the Companies.

26.11	Waivers

Without limiting any other provision of this agreement, the parties agree that:

(a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement;

(b)	a waiver given by a party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party; and

(c)	no waiver of a breach of a term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

27.	Governing law and jurisdiction

27.1	Governing Law

This agreement and the transactions contemplated by this agreement are governed by the law in force in Western Australia.

27.2	Submission to Jurisdiction

(a)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Western Australia, the Federal Court of Australia in Western Australia and courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by this agreement.

(b)	Except to the extent inconsistent with an express provision of this agreement to submit matters to an alternative forum for dispute resolution or mediation, each party waives any right it has to object to an action being brought in those courts including claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

27.3	Service of Process

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of communications in accordance with clause 24.1(c).

Schedule 1—Details of the Companies

Name	Wesfarmers Premier Coal Limited

ABN	21 008 672599

Issued capital	7,771,358 ordinary shares (see Note 1)

Registered shareholders	Wesfarmers Coal Resources Pty Ltd ABN 33 009 030 139

Place of registration	Western Australia

Directors	Stewart Anthony Butel

Richard James Barr Goyder

Patrick Duncan Warrand

Robert Brenchley

William John Masson Moody

Michael Garth Ball

Terence James Bowen

Michael William Dixon

William Roderick Ash

Secretary	Linda Jayne Kenyon

Auditor	Ernst & Young

Registered Office	Level 11 Wesfarmers House 40 The Esplanade Perth WA 6000

Note 1: This excludes any shares that may be issued to satisfy the Sellers’ obligations under clause 10.2.

Name	Wesfarmers Char Pty Ltd

ABN	77 009 379 597

Issued capital	1,000,000 ordinary shares (see Note 1)

Registered shareholders	Wesfarmers Chemicals, Energy & Fertilisers Limited ABN 48 008 797 402

Place of registration	Western Australia

Directors	Robert Brenchley Stewart Anthony Butel

Patrick Duncan Warrand

William John Masson Moody

Michael Garth Ball

Michael William Dixon

William Roderick Ash

Secretary	Linda jayne Kenyon

Auditor	Ernst & Young

Registered Office	Level 11 Wesfarmers House

40 The Esplanade

Perth WA 6000

Note 1: This excludes and shares that may be issued to satisfy the Sellers’ obligations under clause 10.2

Schedule 2—Material Contracts

Part I—Material Contracts

1.1	The State Agreement.

1,2	The Joint Boundary Mining Agreement.

1.3	The Verve Coal Supply Agreement, being the agreement dated 17 August 2005 between Premier Coal and Verve for the supply of coal,

1.4	The Vinalco Coal Supply Agreement, being the:

(a)	agreement dated 20 August 2010 between Premier Coal and Vinalco for the supply of coal; and

(b)	side deed dated 20 August 2010 between Premier Coal, Vinalco, Verve and Wesfarmers.

1.5	Worsley Coal Supply Agreement, being the agreement dated 7 June 2011 between Premier Coal and Worsley for the supply of coal.

1.6	Iluka Special Supply Contract, being the agreement dated 15 September 2011 between Premier Coal and Iluka Resources Limited.

Part 2—Material Contracts subject to change of control provisions

The Joint Boundary Mining Agreement.

Part 3—Operating Contracts

1.1	Tiwest Coal Supply Agreement, being the agreement dated I September 2009 between Premier Coal and Tiwest Pty Ltd.

1.2	Cable Sands Coal Supply Terms Sheet Agreement, being the agreement dated 8 August 2011 between Premier Coal and Cable Sands (WA) Pty Ltd.

1.3	Equipment Construction/Lease/Operations and Maintenance Deed, being the undated agreement between Premier Coal and Lime Systems – Bulk Storage Solutions Pty Ltd.

1.4	The Letter of Intent dated 11 August 2011 from Premier Coal to Liebherr Australia Pty Ltd regarding 2013 Supply of Liebherr R996B and R9350 Hydraulic Excavators and the associated purchase order.

1.5	The Letter of Intent dated 11 August 2011 from Premier Coal to Westrac Pty Ltd regarding 2013 Supply of Seven (7) Caterpillar 793F Off Highway Haul Trucks and the associated purchase order.

1.6	Electricity Supply Agreement, being the agreement between Premier Coal and Premier Power Sales Pty Ltd dated 11 June 2007.

1.7	Service Support and Earthmover Tyre Supply Agreement, being the agreement dated 16 December 2010 between Premier Coal and Bridgestone Earthmover Pyres Pty Ltd.

1.8	Equipment Hire Agreement – EX2500 Hitachi Hydraulic Excavator Contract, being the undated agreement between Premier Coal and Piacentini & Son Pty Ltd as varied from time to time.

1.9	Supply of Liebherr Litronic R9968 in Backhoe Configuration Contract, being the agreement dated 23 September 2010 between Premier Coal and Liebherr Australia Pty Ltd.

1.10	Supply of Liebherr Backhoe Attachment Contract, being the agreement dated, 23 November 2010 between Premier Coal and Liebherr Australia Pty Ltd.

1.11	Curtailment Capacity Supply Agreement, being the agreement dated 28 July 2010 between Premier Coal and Premier Power Sales Pty Ltd.

1.12	Australian Coal Association Research Program Deed of Agreement, being the deed dated 23 November 2009 between Premier Coal and Australian Coal Research Limited (ACR).

1.13	Contribution Deed relating to the ACALET Program, being the deed dated 29 June 2007 between Premier Coal and ACA Low Emissions Technologies Limited (ACALET).

1.14	ARG Interface Co-Ordination Plan for the definition and management of the Loading of Coal at Premier, being the agreement dated 28 June 2007 between Premier Coal and Australia Western Railroad Pty Ltd.

1.15	Form of Unconditional Financial Undertaking, being the deed dated 6 May 1998 between Wesfarmers Federation Insurance Limited and the Commissioner of Main Roads.

1.16	Agreement made in May 1949 between Kathleen Griggs, Wilfred James Griggs (Owners) and Francis Edward Walsh and Samson Simpson (Applicants).

1.17	Corridor Access and Conveyor Operating Deed, being the deed dated 2 September 1998 between Wesfarmers Coal Limited and Western Power Corporation.

1.18	Agreement for Relocation of Collie-Lake King Main Road, being the undated agreement between Premier Coal (at the time, Wesfarmers Coal Limited), the Griffin Coal Mining Company Pty Limited, the Shire of Collie and the Commissioner of Main Roads.

1.19	Letter Agreements for the re-location of the Collie-Lake King Road, being the letter from the Griffin Coal Mining Company Pty Limited to Wesfarmers Coal Limited dated 23 April 1998 and the letter from Wesfarmers Coal Limited to Griffin Coal dated 7 May 1998 and signed 13 May 1998.

1.20	Heavy Vehicle Access Road Agreement, being the agreement dated 30 April 1998 between Wesfarmers Coal Limited and The Griffin Coal Mining Company Pty Limited.

1.21	Siding Connection Licence, being the undated agreement between WestNet Rail Pty Ltd and Premier Coal.

1.22	Stage 3 Dewatering Program Pit 1 Deep and Pit 3 Contract, being the agreement dated 17 March 2010 between Premier Coal, Sanders Investment (Bunbury) Pty Ltd as trustee for the M.A. and K.J. Sanders Family Trust (trading as “Think Water Bunbury”).

Schedule 3—Tenements

Part 1—Granted Tenements

Tenement	Status	Registered holder	Area	Grant	Expiry
P12/13	Live	Premier Coal (100%)	73ha	19/08/2008	18/08/2012
M262SA	Live	Premier Coal (100%)	13,380 ha	25/06/1987	24/06/2028
M12/8	Live	Premier Coal (100%)	82 ha	25/02/1994	24/02/2015
M12/13	Live	Premier Coal (100%)	12ha	22/01/1992	21/01/2013
M12/14	Live	Premier Coal (100%)	8ha	22/08/1995	21/08/2016
M12/27	Live	Premier Coal (100%)	3ha	28/06/2000	27/06/2021
R70/25	Live	Premier Coal (100%)	624ha	29/06/2001	28/06/2016
P70/932	Live	Premier Coal (100%)	l82ha	08/01/1993	07/01/1995
P70/933	Live	Premier Coal (100%)	197 ha	08/01/1993	07/01/1995
P70/1515	Live	Premier Coal (100%)	103 ha	22/12/2008	21/12/2012
M70/781	Live	Premier Coal (100%)	483 ha	13/10/1994	12/10/2015
M70/930	Live	Premier Coal (100%)	680 ha	17/03/1999	16/03/2020
M70/931	Live	Premier Coal (100%)	905 ha	17/03/1999	16/03/2020

Part 2—Applications

Tenement	Status	Registered applicant	Area	Grant	Expiry
M12/12	Pending	Premier Coal (100%)	126ha	—	—
M12/22	Pending	Premier Coal (100%)	17 ha	—	—
M12/23	Pending	Premier Coal (100%)	49ha	—	—
M12/28	Pending	Premier Coal (100%)	877 ha	—	—
E12/4	Pending	Premier Coal (100%)	4B1	—	—
M70/973	Pending	Premier Coal (100%)	379ha	—	—

Schedule 4—Real Property

Part 1 - Freehold property

Real Property Master List as at 19 May 2011

Land description	Vol/Folio	Registered proprietor	Date of registration
Lot 51 on Deposited Plan 222273	1535/81	Premier Coal (Western Collieries)[l]	23-Dec-88
Lot 100 on Deposited Plan 45820	2600/724	Premier Coal (Western Collieries)	13-Sep-05
Lot 3119 on Deposited Plan 143018	1376/778	Premier Coal (Western Collieries)	1-Apr-97
Lot 3604 on Deposited Plan 143549	1453/4	Premier Coal (former name Western Collieries)	17-Oct-80
Lot 3645 on Deposited Plan 143576	1629/589	Premier Coal (former name Western Collieries)	28-Aug-96
Lot 3646 on Deposited Plan 143576	1629/590	Premier Coal (Western Collieries)	14-Mar-97
Lot 3647 on Deposited Plan 143576	1629/588	Premier Coal (Western Collieries)	22-Jul-96
Lot 3648 on Deposited Plan 143576	1603/827	Premier Coal (Western Collieries)	31-Jan-96
Lot 3651 on Deposited Plan 143576	1603/828	Premier Coal (Western Collieries)	2-May-95
Lot 4361 on Deposited Plan 156490	1461/878	Premier Coal (Western Collieries)	10-Jan-97
Lot 4762 on Deposited Plan 166321	1662/859	Premier Coal (Western Collieries)	1-Apr-98
Lot 4357 on Deposited Plan 156502	1245/897	Premier Coal (Western Collieries)	29-Jan-76
Lot 1 on Diagram 33153	20/310A	Premier Coal (Western Collieries)	12-Mar-93
Lot 2 on Diagram 42758	604/114A	Premier Coal (Western Collieries)	12-Jul-89
Lot 4408 on Deposited Plan 156813	1215/750	Premier Coal (Western Collieries)	21-Mar-88
Lot 1 on Diagram 42732	1332/260	Premier Coal (Western Collieries)	12-Jul-89
Lot 1458 on Deposited Plan 160904	1342/327	Premier Coal (Western Collieries)	8-Jul-93
Lot 166 on Diagram 62832	1619/668	Premier Coal (Western Collieries)	4-Jan-89
Lot 2133 on Deposited Plan 127536	1955/568	Premier Coal (Western Collieries)	12-Mar-93
Lot 2163 on DP 127765, Lot 4088 on DP 149579	1955/572	Premier Coal (Western Collieries)	12-Mar-93
Lot 289 on Deposited Plan 222275	2101/111	Premier Coal (Western Collieries)	25-Mar-97
Lot 302 on DP 35482, Lot 4250 on DP 115837	2223/627	Premier Coal (Western Collieries)	12-Nov-02
Lot 4349 on Deposited Plan 156423	1188/809	Premier Coal	22-Sep-03
Lot 4148 on Deposited Plan 149941	1215/537	Premier Coal	22-Sep-03
Lot 2299 on Deposited Plan 128152	1582/495	Premier Coal	22-Sep-03
Lot 2300 on Deposited Plan 128153	1582/496	Premier Coal	22-Sep-03
Lot 3654 on Deposited PIan 143576	1624/799	Premier Coal (Wesfarmers Coal)	30-Mar-98
Lot 2 on Diagram 19252	1658/39	Premier Coal (Wesfarmers Coal)	12-Feb-99
Lot 2337 on Deposited Plan 128726	1896/546	Premier Coal (Wesfarmers Coal)	22-Dec-99
Lot 303 on Diagram 95745	2146/152	Premier Coal (Wesfarmers Coal)	22-Oct-98

[1]	Note: The bracketed name is the company name which appears on the relevant certificate of title and which is a former name for Premier Coal, that is, either Western Collieries Ltd or Premier Coal Ltd.

Lot 301 on Diagram 95745	2146/150	Premier Coal (Wesfarmers Coal)	22-oct-98
Lot 4 on Plan 19720	2009/646	Premier Coal (Wesfarmers Coal)	22-Dec-99
Lot 101 on Deposited Plan 45821	2600/723	Premier Coal (Wesfarmers Coal)	13-Sep-05

Part 2 - Leasehold property

Property	Lessee	Lessor	Title identifier	Date of lease
Sublease: Mining Lease 262SA	Wesfarmers Char	Premier Coal	Sublease: Mining Lease 262SA	18.04.07
Part of Level 4, 182 St Georges Terrace, Perth	Premier Coal	Australian City Properties Pty Ltd	CT Volume 2227 Folio 925	29.06.09

Schedule 5—lntellectual Property and Domain Names

Part 1—Registered lntellectual Property Rights

Patents and Trade Marks

Description	Registered proprietor	Registration/ application number	Country	Status	Issue date
Patent	Premier Coal	AU2003243816	Australia	Granted	03.07.2002
Patent	Premier Coal	MY-135406-A	Malaysia	Granted	30.04.2008
Patent	Premier Coal	1342334	Taiwan	Granted	21.05.2011
Trade Mark	Premier Coal	1305568	Australia	Granted	22.06.2009

Part 2—Domain Names

Domain Name	Registrant	Registrar	Last Updated
www.premiercoal.com.au	Wesfarmers Premier Coal Limited ACN 008 672 599	Melbourne IT	22 July 2009

Schedule 6—Seller Group Guarantees

lnsurance Bond—Collie—Lake King Road relocation

An unconditional financial undertaking dated 6 May 1998 (Undertaking) initially provided by Wesfarmers Federation Insurance Limited (now Wesfarmers Federation Insurance Pty Ltd ABN 18 009 027 221) (WFI) in favour of Wesfarmers Coal Limited ACN 008 672 599 (now Premier Coal) as security under an agreement between Premier Coal and the Commissioner of Main Roads for the relocation of the Collie—Lake King main road to pay on demand to the Commissioner any sum or sums which may be demanded by the Commissioner to an amount not exceeding AU$4,000,000 in aggregate.

Note that, by virtue of an Order of the Federal Court of Australia dated 18 March 2009, all of the insurance business, assets and liabilities of WFI were statutorily vested in Wesfarmers General Insurance Limited ABN 24 000 036 279 with effect on 31 March 2009 pursuant to a scheme effected under Part III Division 3A of the Insurance Act 1973 (Cth). As a result, the unconditional financial undertaking is now provided by that company.

Schedule 7—Transition

The parties agree that:

A.	the principles set out in this schedule are the key transition arrangements to be incorporated into the Transition Agreement (Transition Principles);

B.	the parties will meet as soon as practicable during the Interim Period to negotiate, in good faith, the contents and final form of the Transition Agreement (which for the avoidance of doubt will include, but is not limited to, the Transition Principles); and

C.	the parties will provide all assistance and resources and do all things reasonably required to enable the Transition Agreement to be agreed, finalised and executed.

1.	Services

(a)	The Transition Agreement which include transitional arrangements relating to the:

(i)	Oracle Services which include the provision of Oracle brand information technology systems server and network infrastructure, systems administration and data base administration services, and applications support services on a continuity of service basis, including provision of existing disaster recovery and back-up services, that are used by the Company as the one source of information to manage and assist in forecasting key financial data including; payroll & HR, general ledger, fixed assets recording and depreciation, accounts payable, accounts receivable, procurement, inventory (warehouse), contract management, enterprise asset management (maintenance), financial reporting, Oracle scorecard and links from mine activity to costs;

(ii)	FPe Services which include the provision of access to the FPe system, systems administration and upkeep of existing FPe reports for the following functions; registering, tracking and management of safety and environmental incidents, sharing of information, links to procedures and registering and work flow reminders for upcoming tasks for leases and licences (e.g. annual return dues, rentals dues etc); and

(iii)	Publication Services which include the provision of access to various online publications relating to legislative and standards research and updates and Publications Services for the following functions; RMT - Chemalert chemicals information database, SAI Global – access to Australian Standards, SAI Global – Lawlex legislative alerts and Enviro Essentials – WA and National updates on OHS and Environmental legislative updates;

together	the Services.

(b)	Wesfarmers Resources will supply or procure the supply of each Service for a period of time to be agreed by the parties post Completion (Period), which period will be 6 months from the date of Completion, unless otherwise agreed between the parties.

(c)	During the Period, the Buyer will use all reasonable endeavours to secure, or procure that the Company secures an agreement with a preferred provider for the provision of the Services.

2.	Entitlements

The Transition Agreement will include transitional arrangements relating to the Key Employee entitlements (including but not limited to Mr Bill Moody and Mr Patrick Wanand).

3.	Retention lncentives

(a)	The Transition Agreement will include transitional arrangements relating to the payment of retention incentives to the relevant employees of Premier Coal and whether such retention incentives are to be paid before or after Completion.

(b)	For the avoidance of doubt, only those retention incentives put in place by the Sellers prior to Completion remain the responsibility of the Sellers.

4.	lssues surrounding timing and terms for the Collective Bargaining Agreement

The parties will consult on and develop a strategy for addressing the renegotiation and, or, the extension of the Collective Bargaining Agreement.

5.	Insurance

The Buyer is responsible for all insurances from the time of Completion. There will be no transition insurances for the Business.

6.	Removal of Wesfarmers Group Names

The Company will be afforded a period of time after Completion being not less than 6 months in total after Completion to undertake a staged program to remove the Wesfarmers Group Name from use by the Company.

7.	Wesfarmers Group procurement contracts

The Transition Agreement will include relevant mechanisms to deal with transitional arrangements, separation arrangements and alternative arrangements for Wesfarmers Group procurement contracts under which Premier Coal currently acquires goods and/or services.

8.	Separation

(a)	The Transition Agreement will include any additional separation arrangements and activities necessary for the Companies to operate independently of the Wesfarmers Group (Separation).

(b)	It is the intention of the parties that the Separation take place as far as practicable prior to Completion.

9.	Other transitional arrangements and plan

(a)	The Transition Agreement will include a mechanism to deal with any other transitional arrangements that arise during the lnterim Period or the period immediately following Completion which are not itemised expressly above, including supply of water, electricity, gas, plant and equipment servicing, to the extent relevant. The arrangements for the supply of fuel and lubricants will be discussed. The treatment of entitlements of the relevant employees of the Companies under any applicable Wesfarmers employee share plans will be discussed.

(b)	The Transition Agreement will include a mechanism by which Mr Patrick Warrand and Mr Bill Moody will be seconded to Premier Coal from Wesfarmers Resources to perform roles consistent with their roles prior to the date of this agreement on the following basis:

(i)	secondment period – 6 months from Completion; and

(ii)	costs of secondment – to be borne by Premier Coal on a full charge-back basis (including all salary and superannuation for the secondment period and those short and long term incentives that accrue during the secondment period (other than retention incentives put in place by the Sellers prior to Completion) (but for avoidance of doubt does not include any leave or long service leave entitlements accrued prior to the commencement of the secondment period).

Premier Coal will be permitted to make an offer of employment to each of Mr Warrand and Mr Moody during the secondment period and hold discussions with them in relation to any such offer.

(c)	The Transition Agreement will include a plan which sets out the details, including timing and the apportionment of responsibilities and costs, of the separation arrangements in accordance with these Transition Principles.

Schedule 8—Warranties

1.	The Sellers

1.1	Capacity and authorisation

Each Seller is a company properly incorporated and validly existing under the laws of Australia, and has taken all corporate actions necessary to enable it to execute, deliver and perform its obligations under this agreement.

1.2	Valid obligations

This agreement constitutes (or will when executed constitute) valid legal and binding obligations of each Seller and is enforceable against each Seller in accordance with its terms.

1.3	Solvency

None of the following events has occurred in relation to a Seller:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of a Seller or any of its assets or anyone else is appointed who (whether or not as agent for a Seller) is in possession, or has control, of any of a Seller’s assets for the purpose of enforcing a charge;

(b)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of a Seller; or

(c)	a Seller proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them.

2.	Shares and share capital

2.1	Ownership of the Shares

There is no Encumbrance or other third party right over any of the Shares and:

(a)	Wesfarmers Coal is the legal and beneficial owner of the Premier Coal Shares; and

(b)	Wesfarmers Chemicals is the legal and beneficial owner of the Wesfarmers Char Shares.

2.2	Share capital

The Shares constitute the whole of the issued share capital of each Company and are fully paid up and no person has any right to require the issue of any shares or other securities in any Company.

3.	Corporate matters

3.1	Incorporation

Each Company is a company properly incorporated and validly existing under the laws of Australia.

3.2	Constitutions

A true and complete copy of the constitution of each Company has been disclosed to the Buyer before the date of this agreement.

3.3	Solvency

None of the following events has occurred in relation to any Company:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of that Company or any of its assets or anyone else is appointed who (whether or not as agent for that Company) is in possession, or has control, of any of that Company’s assets for the purpose of enforcing a charge;

(b)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of that Company; or

(c)	that Company proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them.

3.4	Company Records

The Company Records of each Company:

(a)	are in the possession or control of the relevant Company; and

(b)	have been properly kept in accordance with the requirements of the Corporations Act.

3.5	No Guarantees

Other than the Deed of Cross Guarantee (subject to clauses 8.4(i) and 12.2 of this agreement), no guarantees exist under which:

(a)	a Company guarantees the obligations of Wesfarmers Resources or any other member of the Consolidated Group; or

(b)	the obligations of a Company are guaranteed by Wesfarmers or any other member of the Consolidated Group.

4.	Conduct of business

4.1	Compliance

No Company has received any notice in writing alleging that it is in breach of any applicable law (including superannuation laws) or regulation or any order, judgment or award of any court, tribunal or Regulatory Authority which would have a material adverse effect on the financial position of the Companies taken as a whole.

4.2	Licences and consents

(a)	Each Company has obtained all material Authorisations necessary to enable it to conduct the Business in the locations and in the manner in which it is conducted.

(b)	As far as the Sellers are aware:

(i)	no Company has received any notice in writing alleging that it is in breach of the terms of any such Authorisation and no charges or notices have been brought against or served on Premier Coal in respect of its Business by any Regulatory Authority or any other person in respect of any such Authorisation which have not been withdrawn or otherwise resolved;

(ii)	there are no current proposals to amend, vary or revoke any Authorisation granted to Premier Coal in relation to its Business;

(iii)	there are no factors or circumstances that may prejudice the continuance or renewal of any such Authorisation; and

(iv)	each Company has complied with its obligations under and the conditions of any such Authorisation.

5.	Accounts

5.1	Historical Financial Information (data room documents 04.01.02 to 04.01.04)

The Historical Financial Information (being data room documents 04.01.02 to 04.01.04) was prepared on a basis consistent in all material respects with the basis employed in Wesfarmers’ audited accounts for the preceding financial period at group level and in accordance with the Accounting Standards, as they apply to the Wesfarmers Group for consolidated reporting. This adopts, for example, the levels of materiality applicable at the group level, impairment and onerous contract testing based on the Wesfarmers group’s internal plans and forecasts for the Business (noting that the Buyer will need to prepare its own plans and forecasts), treatment of exploration expenditure and recognition of share-based payments as they apply at group level, but is not itself audited. Subject to that, the Historical Financial Information:

(a)	was prepared in good faith and with due care and attention, and shows a view which is accurate in all material respects of the state of affairs and each of the financial position and the financial performance of the Companies as at the date of the Historical Financial Information or for the period to which the Historical Financial Information relates;

(b)	is not affected by any unusual, abnormal, extraordinary, exceptional or non-recurring items or any other factor that might make the financial position or operational results of the Companies misleading or deceptive, except as disclosed in the Due Diligence Materials; and

(c)	particulars of all unquantifiable actual or contingent liabilities known to the Sellers have been disclosed in the Due Diligence Materials.

5.2	Base Balance Sheet

The Base Balance Sheet has been prepared in accordance with the principles and policies set out in Schedule 10.

5.3	Position since date of Base Balance Sheet

Since the date of the Base Balance Sheet each Company has in all material respects carried on the Business in the ordinary course.

5.4	Restructuring

That as at Completion:

(a)	the subsidiaries of Premier Coal which do not form part of the transaction have been divested and neither Company is part of any partnership, joint venture or has interests in other companies except as expressly disclosed in the Due Diligence Materials; and

(b)	Premier Coal will have no ongoing liabilities associated with the divestment assets except:

(i)	as expressly stated in this agreement; or

(ii)	which are the subject of an express indemnity given by a Seller Group Member in favour of Premier Coal,

and all obligations of Premier Coal under any agreement or deed to effect such divestment have been met (and, if required, any such agreement or deed has been lodged for stamping by the Office of State Revenue and for registration under the Mining Act 1978 (WA) transferring Premier Coal’s relevant participating interest).

6.	Assets

6.1	Assets

As far as the Sellers are aware:

(a)	all Assets at the date of this agreement are owned by a Company or used by a Company under an equipment lease, operating lease, hire purchase agreement, licence or similar arrangement to which that Company is party; and

(b)	each Company has complied with all of its respective obligations under the applicable equipment lease, operating lease, hire purchase agreement, licence or similar arrangement and has not received a notice of default by any other party to the arrangement in respect of any default.

6.2	Assets unencumbered

Except for Permitted Encumbrances, no Asset is Encumbered.

7.	Contracts

7.1	Breach or default

Each Company has complied with all of its respective material obligations under each Material Contract and has not received any notice alleging that it is in breach of a Material Contract.

7.2	Termination

No Company has received from or given to any party to a Material Contract any notice in writing terminating or purporting to or advising of an intention to terminate that contract.

7.4	Coal Supply Agreements

In relation to any Material Contract that is a coal supply agreement to which Premier Coal is a party;

(a)	as far as the Sellers are aware, the forecasts of tonnage requirements that have been disclosed in the Due Diligence Materials are those provided to Premier Coal by its customers in accordance with the requirements of the relevant Material Contracts, and are the most recent such forecasts available to the Sellers as at the date of this agreement and are true and accurate copies;

(b)	in the Interim Period, Premier Coal will entertain no written requests for price renegotiation (outside the express terms of the relevant contract), nor will Premier Coal make any requests for price renegotiation (outside the express terms of the relevant contract) in relation to any Material Contract; and

(c)	as far as the Sellers are aware, as at the date of this agreement there are no circumstances which are likely to result in a material decrease in estimated tonnage requirements in the next three financial years under any Material Contract.

8.	Tenements and State Agreement

8.1	Granted Tenements

Premier Coal is the registered and beneficial owner of the interests in the granted Tenements as indicated in part I of Schedule 3, free and clear of any Encumbrance other than the Permitted Encumbrances and has complied with all material terms and conditions applicable to the Tenements.

8.2	Applications

For those Tenements which are applications as listed in part 2 of Schedule 3:

(a)	Premier Coal is the registered applicant for the interest as indicated in part 2 of Schedule 3; and

(b)	the Tenements were duly applied for, and all required notices have been given, in accordance with all applicable laws and regulations.

8.3	Orders and notices

(a)	As far as the Sellers are aware no Company has:

(i)	received any order or notice or objection in writing from any Regulatory Authority or any other party affecting any granted Tenement which might materially adversely affect the use of that Tenement by any Company that has not been complied with in all material respects; or

(ii)	any outstanding defaults or terminations of any condition of any granted Tenement.

(b)	As far as the Sellers are aware, as at the date of this agreement no Company has received any order or notice or objection in writing from any Regulatory Authority or any other party affecting any of the applications as listed in part 2 of Schedule 3 which might materially adversely affect those applications and nor is it aware of any event or circumstance which might lead to any such order or notice or objection being given.

(c)	As far as the Sellers are aware, there are no Authorisations, agreements or arrangements with any other third party (whether a private land owner or in relation to townsites, reserves, third party tenements, mining exempt areas, royalties, levies or otherwise) outstanding in relation to any granted Tenement.

8.4	Mining Operations on Tenements

The Companies (and any member of the Wesfarmers Group to the extent relevant to the Business) has complied with its obligations under the Mine Safety and Inspection Act 1994 (WA) and the Coal Miners Welfare Act 1947 (WA).

8.5	Resources and Reserves – Historical Information

The report of geological resources and reserves included in Wesfarmers’ most recent annual report has been, and the equivalent report to be included in Wesfarmers’ annual report for 2011 will be, prepared by a competent person as prescribed by the Australasian Joint Ore Reserves Committee (JORC) Code.

9.	Real property

9.1	Freehold Properties

(a)	Each Company specified in the second column of part 1 of Schedule 4 as the registered proprietor of a Freehold Property is the sole legal and beneficial owner of that Freehold Property and has in its possession or control all documents of title to that Freehold Properly.

(b)	In respect of the Leasehold Properly or any other land owned by others which is held by each Company under a lease, licence, permit or other instrument or as grantee of an easement, each Company has:

(i)	complied with its material obligations under the applicable lease, licence, easement or other instrument;

(ii)	not been given any notice of default by any other party to that lease, licence, easement or other instrument; and

(iii)	not received from or given to any party to any issued lease, sub-lease, licence, permit or other instrument affecting any Property (Instrument) any notice in writing terminating or purporting to or advising of an intention to terminate that Instrument.

9.2	Encumbrances

All right, title and interest of each Company in any of the Properties is held free and clear of any Encumbrance other than the Permitted Encumbrances.

9.3	Orders and notices

As far as the Sellers are aware no Company has received any order or notice in writing from any Regulatory Authority affecting any Property which might materially adversely affect the use of that Property by any Company that has not been complied with in all material respects.

10.	Intellectual property

10.1	Registered Intellectual Property Rights

(a)	A Company is the sole legal and beneficial owner of each of the Company IP Rights; and

(b)	no person other than the owner of the Company IP Rights or another Company has any right to use the Company IP Rights and there has been no unauthorised use by any other person of the Company IP Rights.

10.2	Infringement

As far as the Sellers are aware no Company has received any notice in writing alleging that the activities of any Company infringe any Intellectual Property Rights of any third party.

11.	Employees

11.1	Disputes

No Company is involved in any material industrial dispute with any group of its employees or any trade union which would have a material adverse effect on the financial position of the Companies taken as a whole. This Warranty does not apply to any dispute that arises during the Interim Period in relation to the renegotiation or extension of the Collective Bargaining Agreement, provided that the measures to respond to or manage that dispute have been determined following consultation with the Buyer.

11.2	Superannuation

Each Company has made all superannuation contributions required to avoid any liability for a superannuation guarantee charge under the Superannuation Guarantee (Administration) Act 1992 and the Superannuation Guarantee Charge Act 1992.

11.3	Employment Agreements

Each employment contract entered into between each respective Company and each of its employees, including key management employees, has been entered in compliance with the Fair Work Act 2009 or is otherwise lawful under relevant legislation.

11.4	Goal Mining Industry (Long Service Leave) Payroll Levy Act

The percentage of wages and salaries levied for the last three years in relation to employees of each Company are in compliance with the Coal Mining Industry (Long Service Leave) Payroll Levy Act 1992.

12.	Legal proceedings

12.1	Litigation

(a)	No Company is a claimant or defendant in any litigation, arbitration or mediation proceedings or other dispute where the amount claimed exceeds $100,000, or otherwise has a material adverse impact on the conduct of the Business in the ordinary course of business.

(b)	As far as the Sellers are aware, that there are no pending Third Party Claims where the amount likely to be claimed exceeds $100,000, or otherwise has a material adverse impact on the Business in the ordinary course of business.

12.2	Investigations and prosecutions

As far as the Sellers are aware no Company has received any notice in writing relating to any investigation or prosecution of any Company commenced by any Regulatory Authority.

13.	Taxation

13.1	Membership of Consolidated Group

Each Company is a member of the Seller Consolidated Group.

13.2	Payments

All Tax and Tax Funding Liabilities that have become due and payable by each Company have been paid on or before the due date for such payment.

13.3	Withholding

All amounts required by any law or regulation relating to Tax to be withheld by any Company at source have been correctly withheld and accounted for to the proper Tax Authority.

13.4	Returns and assessments

Each Company has lodged by the due date all returns and other documents relating to Tax required to be lodged with any Tax Authority.

13.5	Records

Each Company has retained copies of all returns and other documents lodged with any Tax Authority.

14.	Disclosure

14.1	Schedules to this agreement

All information relating to the Companies contained in Schedule 1 of this agreement is accurate in all material respects.

14.2	Due Diligence Materials

(a)	The Due Diligence Materials and Disclosure Letter have been prepared in good faith for the purpose of informing prospective purchasers of the Shares about the Shares and the Business. As at the date of this agreement, the information contained in the Due Diligence Materials and Disclosure Letter is not misleading or deceptive and, as far as the Sellers are aware, is true and accurate in all material respects. For the purposes of this Warranty l4.2, the Due Diligence Materials do not include:

(i)	any information, document, representation, statement, view or opinion to the extent that it contains or expresses a forecast, prediction or projection or is otherwise forward looking after the date of this agreement; and

(ii)	consultant’s reports prepared for the purposes of inclusion in the Due Diligence Materials and any other information, document, representation, statement, view or opinion, save for those prepared, made or expressed by a Seller Group Member or a Company. Notwithstanding this, any information, document, representation, statement, view or opinion provided or supplied by a party other than a Seller Group Member or a Company, does not, so far as the Sellers are aware, contain information that is misleading or deceptive.

(b)	The consultant’s reports prepared for the purposes of inclusion in the Due Diligence Materials are unabridged and unedited (except where express notice of editing or abridgement has been given to the Buyer in writing or is indicated expressly in the Due Diligence Materials).

15.	Aboriginal Heritage, Environmental and Contamination issues

(a)	No Company has received any notice or order in writing alleging, that it is in breach of the terms of any Aboriginal heritage, Environmental or water legislation, the implementation of which (whether by force of law or voluntarily) might adversely affect any of the Tenements or impose a liability in relation any of them.

(b)	As at the date of this agreement, Premier Coal is in compliance in all material respects with its obligations under its agreement with the Western Australian Department of Environment and Conservation dated 25 May 2010 dealing with the abandonment of its Western 5B Minesite including its obligations relating to rehabilitation and, as far as the Sellers are aware, Premier Coal has satisfied all obligations which have fallen due for performance.

16.	Computer systems and software

All software used by the Companies is lawfully held and used and does not infringe the Intellectual Properly Rights of any person and all copies held have been lawfully made.

17.	Insurance

(a)	All relevant details of the insurance policies in respect of which the Companies have an interest have been disclosed by the Sellers.

(b)	There are no individual or related claims outstanding or open under the policies referred to in Warranty 17(a) for an amount that will have a material adverse impact on the Business.

(c)	All premiums in respect of the insurances referred to in Warranty l7(a) will have been paid in respect of the period up to the time of Completion before the Completion Date.

(d)	Nothing has been done or omitted to be done which would make any insurance contract void or voidable or which would permit an insurer to cancel the insurance contract or refuse or reduce a claim, increase the premium or alter any of the other provisions of the insurance contract in any such case prior to the time of Completion.

(e)	Under the insurance policies in which either Company has an interest:

(i)	all of the property and assets of the relevant Company of an insurable nature are insured (with external insurers or by way of self-insurance) in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against with effect up to the time of Completion; and

(ii)	the relevant Company is adequately insured for such amounts as would be maintained in accordance with prudent business practice in respect of all risks, whether in relation to damage to property, personal injury, public liability, product liability, workers’ compensation, business interruption insurance or otherwise.

Schedule 9—Buyer Warranties

1.	The Buyer

1.1	Capacity and authorisation

The Buyer is a company properly incorporated and validly existing under the laws of Australia, and has taken all corporate actions necessary to enable it to execute, deliver and perform its obligations under this agreement.

1.2	Valid obligations

This agreement constitutes (or will when executed constitute) valid legal and binding obligations of the Buyer and is enforceable against the Buyer in accordance with its terms.

1.3	Solvency

None of the following events has occurred in relation to the Buyer:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the Buyer or any of its assets or anyone else is appointed who (whether or not as agent for the Buyer) is in possession, or has control, of any of the Buyer’s assets for the purpose of enforcing a charge;

(b)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the Buyer; or

(c)	the Buyer proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them.

Schedule 10—Accounting principles and policies

1.	Accounting principles and policies to be applied in preparation of the Base Balance Sheet and the Completion Balance Sheet

1.1	Basis of preparation

The balance sheet comprises the combined position of wholly owned subsidiaries of ‘Wesfarmers: Premier Coal; and Wesfarmers Char and has been prepared on a historical cost basis, except as noted below.

In preparing the balance sheet, the financial information of the subsidiaries has been aggregated.

The Companies are being sold on a cash, debt and intercompany free basis, however, in presenting this balance sheet, no adjustments have been made to eliminate these balances for the Companies. The intercompany balances resulting from intra-company transactions have also not been eliminated in full.

In addition, the Companies are members of the Wesfarmers tax consolidated group and subject to the group’s Tax Sharing and Tax Funding Deed (TSA). Under the TSA, the Companies will be released from liability in respect of income tax liabilities, calculated up to completion that are due after completion, where the entities make a clean exit payment in accordance with the law. Taxation balances have been presented within the balance sheet.

Lastly, a provision of $10 million which has been presented in the balance sheet will be retained by Wesfarmers upon divestment of the Companies.

The balance sheet is presented in Australian dollars and all values are rounded to the nearest thousand dollars ($000).

The directors have determined that in order for the financial position to be presented fairly, the recognition and measurement criteria of assets and liabilities will be as outlined below.

1.2	Cash and cash equivalents

Cash and short-term deposits in the balance sheet comprise cash at bank and on hand and short-term deposits with an original maturity of three months or less.

1.3	Trade and other receivables

Trade receivables generally have terms up to 30 days, are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less an allowance for impairment.

Collectability and impairment of trade and other receivables are assessed on an ongoing basis at a Companies level. Individual debts that are known to be uncollectable are written off when identified. An impairment allowance is recognised when there is objective evidence that the Companies will not be able to collect the debts. Financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered objective evidence of impairment. The amount of the impairment loss is the receivable carrying amount compared to the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial.

When a trade receivable for which an impairment allowance had been recognised becomes uncollectable in a subsequent period, it is written off against the allowance account. The amount of the impairment loss is recognised in the income statement within other expenses. Subsequent recoveries of amounts previously written off are credited against other expenses in the income statement.

Long service leave is paid when leave is taken, with a subsequent reimbursement received from the Coal Mining Industry Long Services Leave Trust Fund. The reimbursement for long service leave is recognised in other receivables and is measured as the present value of expected future reimbursements to be received in respect of services provided by employees up to the reporting date using the projected unit credit valuation method. Expected future reimbursements are discounted using market yields at the reporting date on national government bonds with terms to maturity and currencies that match, as closely as possible, the estimated future cash inflows.

1.4	lnventories

Inventories, including warehouse stores, are valued at the lower of cost and net realisable value.

Coal stock inventory is valued on a weighted average cost of production basis over a rolling 12 month basis. Run of mine inventory includes mining cost less rehandling (picking up and delivering to crusher) costs. Finished goods stock is a combination of mining and coal handling costs. Inventory is recognised as it is loaded onto the stockpile and includes both cash costs and depreciation.

Warehouse stores are valued at their weighted average cost and are subject to regular stock takes (six times annually), and also an annual review of obsolete stock and long term spares. Obsolete stock items are written off to the income statement and long term spares are transferred to property, plant and equipment, and depreciated over their estimated useful lives.

Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

The key assumptions, which require the use of management judgement, are the variables affecting estimated costs to sell and the expected selling price. These key assumptions are reviewed annually.

1.5	Other assets

A prepayment asset, where material, is recognised on the balance sheet for expenditure incurred in advance for the rendering of goods or services at or over some time in the future.

All amounts are recognised exclusive of any GST that may be applicable to the underlying good or service.

A prepayment asset is not recognised on expenditure incurred in acquiring inventories, property, plant and equipment, or intangible assets.

1.6	Income tax

Current tax assets and liabilities for the current and prior reporting periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Deferred income. tax is provided on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognised for all taxable temporary differences, except where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

In respect of taxable temporary differences associated with investments in subsidiaries deferred tax liabilities are recognised, other than where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognised for all deductible temporary differences, carry- forward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry- forward of unused tax assets and unused tax losses can be utilised, except:

(a)	where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

(b)	in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Income taxes relating to items recognised directly in equity are recognised in equity and not in the income statement.

Deferred tax assets and deferred tax liabilities are offset only if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxable entity and the same taxation authority.

1.7	Other taxes

Assets are recogrised net of the amount of goods and services tax (‘GST’), except:

(a)	where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

(b)	receivables and payables which are stated with the amount of GST included.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet.

1.8	Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any accumulated impairment losses.

Such costs include the cost of replacing parts that are eligible for capitalisation when the cost of replacing the parts is incurred. Similarly, when each major inspection is performed, its cost is recognised in the carrying amount of the plant and equipment as a replacement only if it is eligible for capitalisation.

Land and buildings are measured at cost less accumulated depreciation on buildings.

Mine infrastructure (including civil works, buildings, water and electricity supply, hard standing areas, etc.) is depreciated over the individual expected useful life of each asset but not to exceed the life of the mine.

Most mobile equipment is depreciated over an estimated life of the machine expressed in operating hours. Where appropriate, consideration is given to the application of a units of production depreciation method to best reflect the expected pattern of consumption. The smaller items (for example, light vehicles, lighting plant, and pumps) are depreciated via the straight line method over a total estimated life in years.

Other fixed assets (for example, tooling, furniture, miscellaneous equipment) are to be depreciated via the straight line method over a total estimated life in years, but not to exceed the life of the mine.

Useful lives and residual value of property, plant and equipment are reviewed annually. Judgement is applied in determining the useful lives of property, plant and equipment. These judgements are supported by consultation with internal technical experts. Any reassessment of useful lives and residual value in a particular year will affect depreciation and amortisation expense (either increasing or decreasing) from the date of reassessment through to the end of the reassessed useful life for both the current and future years.

Adjustments to the carrying amount of property plant and equipment are only recognised where impairment relates to a separately identifiable asset on the fixed asset register (i.e. individual asset damage).

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset.

Any gain or loss arising on de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in the income statement in the period the item is derecognised.

The director’s coal reserve valuation is amortised over the recoverable coal reserves. Where recoverable coal reserves are revised (other than through the mining of coal), the rate at which the director’s reserve valuation is amortised is revised so that the remaining valuation is written-off over the remaining reserves.

Similarly, mine development costs are amortised over the recoverable coal reserves that the costs were incurred to develop. Where recoverable coal reserves in an area are revised (other than through the mining of coal), the rate at which the development costs are amortised is revised so that the costs are written-off over the remaining reserves. Changes in depreciation estimates resulting from the revision of reserves are accounted for in the income statement prospectively.

Exploration and evaluation expenditure incurred by or on behalf of the Companies is accumulated separately for each area of interest. Such expenditure comprises net direct costs and an appropriate portion of related overhead expenditure, but does not include general overheads or administrative expenditure not having a specific nexus with a particular area of interest.

Exploration expenditure for each area of interest is expensed as incurred, except that it may be carried forward provided that one of the following conditions is met:

(a)	such costs are expected to be recouped through successful development and exploitation of the area of interest or, alternatively, by its sale; or

(b)	exploration activities in the area of interest have not, at balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves.

Exploration expenditure which no longer satisfies the above policy is written off. When an area of interest is abandoned, any expenditure carried forward in respect of that area of interest is written off in the year in which the decision to abandon is made.

Expenditure is not carried forward in respect of any area of interest unless the Companies right of tenure to that area of interest are current. Amortisation is not charged on areas under development, pending commencement of production.

1.9	Trade and other payables

Trade payables and other payables are carried at amortised cost and represent liabilities for goods and services provided to the Companies prior to the end of the financial year that are unpaid and arise when the Companies becomes obliged to make future payments in respect of the purchase of these goods and services. Trade payable are non-interest bearing and are normally settled on terms up to 60 days.

1.10	Internal Funds Management System (IFMS)

Wesfarmers operates an IFMS, where there is one consolidated bank account for Wesfarmers and each entity within the group makes payments and deposits through this system utilising Wesfarmers’ bank account. Each entity’s net IFMS balance effectively represents an intercompany receivable or payable for transactions processed through this system. It will therefore be necessary for the Buyer to arrange new banking facilities.

1.11	Provisions

Provisions are recognised when the Companies have a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability to the extent they are not already reflected in the cash flows.

Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

1.12	Mine and plant rehabilitation

Provision is made for the Companies’ estimated liability under specific legislative requirements and the conditions of its licences and leases for future costs (at discounted amounts) expected to be incurred rehabilitating areas of operation. The liability includes the cost of reclamation of the site using existing technology, including plant removal and landfill costs. This provision is recognised immediately at the time of disturbance or when development of the asset occurs.

1.13	Employee leave benefits

(a)	Wages, salaries and annual leave

Liabilities for wages and salaries, including non-monetary benefits and annual leave expected to be settled within 12 months of the reporting date, are recognised in provisions and other payables in respect of employees’ services up to the reporting date. They are measured at the amounts expected to be paid when the liabilities are settled.

(b)	Long service leave

The liability for long service leave is recognised in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit valuation method. Consideration is given to expected future wage and salary levels, experience of employee departures, and periods of service. Expected future payments are discounted using market yields at the reporting date on national government bonds with terms to maturity and currencies that match, as closely as possible, the estimated future cash outflows.

Expenses which are consequential to the employment of the employees (for example, payroll tax associated with employee entitlements) are also recognised as a liability and included in the amount for employee entitlements.

(c)	Sick leave

The liability for vesting sick leave is recognised in the provision for employee benefits and includes associated payroll on-costs (e.g. payroll tax) that are expected to be paid in respect of services provided by employees up to the reporting date. Consideration is given to the entitlement under the Collective Agreement, expected future wage levels and experience of employee departures. Expected future payments are discounted using market yields at the reporting date on national government bonds. Non vesting sick leave is recognised in the income statement as and when an employee takes leave and it is measured at the rates paid or payable.

1.14	Other matters

(a)	No provision for transaction costs or restructuring costs should be included.

(b)	Any adjustments that the Buyer is required to make to the carrying values of the assets and liabilities under AASB 3 (i.e. fair value adjustments) must not be taken into account or otherwise reflected.

(c)	No revaluations or reversals of impairments are to be carried out prior to Completion.

(d)	No onerous contract testing in accordance with AASB 137 will be carried out.

(e)	All employee leave benefits of each employee of each Company must be included.

(f)	Any retention incentive in respect of each relevant Company employee which is payable by a Company at Completion must be included in the Completion Balance Sheet and form part of the Completion Working Capital Amount.

Schedule ll—Working Capital Amount

The working capital amounts are made up of the following accounts as extracted from the Base Balance Sheet, the most recent management accounts available at the completion Date and the completion Balance sheet:

HFM Account Code and Description	Entity	Base Working Capital Amount $’ooo	Provisional Working Capital Amount $’ooo	Completion Working Capital Amount $’ooo
A112110—Trade receivables—third party gross	WPCL	3,796
4112510—Other receivables	WPCL	570
Al21420—Other receivables	WPCL	5,132
4113110—Raw materials—at cost	WPCL	7,848
4113310—Finished goods—at cost	WPCL	5,298
A117200—Prepayments	WPCL	72
4211100—Trade creditors and accruals third party	WPCL	(11,808)
4211100—Trade creditors and accruals third party	Char	(3)
A214100—Current provn employee benefits	WPCL	(16,947)
A224100—Non current provn employee entitlements	WPCL	(1,331)
Working Capital Amount		(7,3731)

Schedule 12—Capital Expenditure Program

Capital Expenditure Program

$000s	Actual Jul-11	Actual Aug-11	Forecast SEP-11	Forecast OCT-11	Forecast Nov-11	Forecast DEC-11	Forecast JAN-12	Forecast FEB-12
Boxcuts	—	—	115	975	1,603	1,283	1,416	2,231
Mine development/ infrastructure	19	0	150	150	236	307	215	172
Mine development/ infrastructure—Wilga Pre Feasibility Study	—	—	—	50	50	50	—	—
Pit 1 & Pit 3 Dewatering	77	41	202	212	202	202	202

Mine development	96	41	467	1,387	2,091	1,842	1,832	2,403
Excavators	11,984	53	44	—	—	—	—	—
Haul Trucks	9,582	52	2,386	100	—	—	—	—
Cat lube truck	529	19	—	411	30	—	—	—
Backhoe attachment for Shovel 18	—	—	960	93	—	—	—	—
Slot deposits—Caterpillar and Liebherr	—	—	245		—	—	—	—
Light Vehicle	120	119	543	91	139	—	138	—

Mobile Equipment	22,215	242	4,178	695	169	—	138	—
CHPP	7	—	60	164	50	—	120	—
CHPP—Nut Plant	—	—	—	300	—	—	—	—
CHPP—Hydraulic Rock Breaker	—	—	—	—	—	—	—	300
Water Treatment Plant	(21)	—	—	—	—	—	—	—
Rehab asset adjustment (non-cash)	—	—	(29)	—	—	—	—	—
IT equipment and systems	10	0	94	140	155	89	40	5
Maintenance	56	4	98	333	68	—	23	25
Maintenance—Wash Pad	—	—	—	—	—	300	—	—
Other	—	4	—	100	20	15	15	—
Other—Corporate Plan Model	—	—	—	—	—	80	45	45
Other – Lighting Plant	—	—	—	150	100	—	—	—

Other	51	8	223	1,187	393	484	243	375
Total	22,362	291	4,867	3,268	2,653	2,326	2,213	2,778

Schedule 13—Asset Register

See attached CD—filename is Schedule 13—Asset Register.xls

Schedule 14—Site Visit Program

Premier Coal Mine Tour

1	Administration building (commence tour)

2	Workshop

3	Control Room / Pit Control

4	Coal Handling Plant and Char Plant

•	Crushers

•	Reclaimer

•	Stacker

•	Train and truck loadouts

•	Char Plant

5	Rehabilitated area

6	Operations at Pit 4

7	Pit 3, dewatering area

8	Water Treatment Plant

9	Rehabilitated area and rail loop

Note:	Bolded items are where the bus will stop during the tour

PIT 2
PIT 1
PIT 1 Deep
PIT 5
PIT 3
PIT 4
Travel Route
Roads
Topography
Powerlines
Bores
GRIFFIN MINE
Chicken Creek 5
GRIFFIN MINE
Chicken Creek 4
GRIFFIN MINE
Muja Pit
4400 5000 5600 6200 6800 7400 8000 8600 9200 9800
15700 15100 14500 13900 13300 12700 12100 11500 10900 10300 9700 9100 8300
15000 14400 13800 13200 12600 12000 11400 10800 10200 9500 8900 8300
PREMIER COAL
WPCL Operations
1000 0 500 1000 1500 2000 2500
Metres

Executed as an agreement

Executed by Wesfarmers Coal Resources Pty Ltd ABN 33 009 030 139 in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Richard Goyder	/s/ Terence J Brown
Signature of director	Signature of director

Richard Goyder Managing Director	Terence J Brown
Full name of director	Full name of director

Executed by Wesfarmers Chemicals, Energy & Fertilisers Limited ABN 48 008 797 402 in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Richard Goyder	/s/ Terence J Brown
Signature of director	Signature of director

Richard Goyder Managing Director	Terence J Brown
Full name of director	Full name of director

Executed by Wesfarmers Resources Limited ABN 76 096 857 126 in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Richard Goyder	/s/ Terence J Brown
Signature of director	Signature of director

Richard Goyder Managing Director	Terence J Brown
Full name of director	Full name of director

Executed by Austar Coal Mine Pty Ltd ABN 67 111 910 822 in accordance with section 127 of the Corporation Act 2001 (Cth):

/s/ Cunliang Lai	/s/ Yuxiang Wu
Signature of director	Signature of company secretary/director

Cunliang Lai	Yuxiang Wu
Full name of director	Full name of company secretary/director

Attachment 1—Base Balance Sheet

$’000 as at 30 June 2011	Wesfarmers Premier Coal Limited	Wesfarmer s Char Pty Ltd	Elimination	TOTAL
A111000—Cash and cash equivalents	2	—	—	2
A112000—Trade and other receivables	3,952	—	(138)	3,813
A112500—Current other receivables	570	—	—	570
A13000—Inventories	13,146	—	—	13,146
A117000 — Other	428	—	—	428

A110000—Total Current Assets	18,098	—	(138)	17,960
A121000—Non-Current receivables	5,132	—	—	5,132
A124000—Deferred tax assets	14,327	763	—	15,090
A126000—Property plant and equipment	204.469	94	—	204.562

A120000—Total Non-current Assets	223.928	857	—	224.784

A100000—Total Assets	242,026	857	(138)	242,744

A211000—Trade and other payables	11,887	141	(138)	11,890
A212000—Interest-bearing loans and borrowings	249,974	12,253	—	262,228
A213100—Current tax liabilities	(13,042)	(507)	—	(13,549)
A214000—Provisions	27,846		—	27,846

A210000—Total Current Liabilities	276,665	11,887	(138)	288,414
A221000—Non-Current payables	—	—	—	—
A223000—Deferred tax liabilities	31,734	—	—	31,734
A224000—Non-Current Provisions	23,074	—	—	23,074

A220000—Total Non-current Liabilities	54,808	—	—	54,808

A200000—Total Liabilities	331,473	11,887	(138)	343,222

NET ASSETS	(89,4471	(11,031)	—	(100,478)

Attachment 2—Form of Disclosure Letter

Draft

[Letterhead of Sellers]

[Date]

The Directors

Austar Coal Mine Pty Ltd

Suite 1105, Level 11

68 York Street

Sydney NSW 2000

Dear Sirs

Disclosure letter—Project White

We refer to the share sale agreement between Austar Coal Mine Pty Ltd (Buyer) and Wesfarmers Coal Resources Pty Ltd, Wesfarmers Chemicals, Energy & Fertilisers Limited (collectively Sellers) and Wesfarmers Resources Limited dated on or around the date of this letter (Agreement) relating to the acquisition of all of the issued share capital in Wesfarmers Premier Coal Limited and Wesfarmers Char Pty Ltd (collectively the Companies).

This letter together with the Attachment to it is the Disclosure Letter referred to in the Agreement.

Words and expressions defined in the Agreement have the same meaning when used in this letter. The general rules of interpretation set out in clause 1.5 of the Agreement also apply to this letter. References in this letter to clause numbers or schedule numbers are references to the relevant clauses or schedules of the Agreement.

Scope of this letter

This letter constitutes formal disclosure to you of documents, information, facts, matters and circumstances which are, or may be, inconsistent with any of the Warranties and the Warranties in the Agreement are given subject to the terms of this letter.

Certain specific disclosures are set out against particular Warranties. This is for convenience only and does not in any way limit those disclosures to the particular Warranties against which they are set out. The specific disclosures in the Attachment constitute disclosure for the purposes of any Warranty to which they may be relevant.

Where brief particulars of a matter are set out in this letter, all other particulars of that matter that have been made available to you or your Representatives in the Due Diligence Materials are taken to be disclosed as if set out in full in this letter. Where a document is referred to in this letter but not attached to it and that document has been made available to you or your Representatives in the Due Diligence Materials, the full contents of that document are taken to be disclosed as if attached to this letter.

If there is any inconsistency between the contents of any document contained within the Due Diligence Materials and any reference to it or summary of it in this letter, the provisions of the relevant document are to be taken as being modified by the information in this letter and the Sellers will not be liable to the Buyer in respect of the inconsistency.

The disclosure of any matter in or by virtue of this letter does not constitute or imply any warranty, representation, statement, covenant, agreement, indemnity or undertaking not expressly given by the Sellers in the Agreement, and the contents of this letter are not to be taken as or having the effect of adding to or extending the scope of any of the Warranties or other provisions of the Agreement.

Specific matters

The specific matters set out in the Attachment are disclosed. Where applicable, warranty references are references to paragraph numbers in Schedule 8 to the Agreement. A document number in brackets is the number of the document listed in the index of the Due Diligence Materials.

This letter is governed by the law applying in Western Australia.

Please acknowledge receipt of this Disclosure Letter by signing and returning to us the enclosed copy of this letter.

Yours faithfully

[Insert name]
For and on behalf of

Wesfarmers Coal Resources Pty Ltd ABN 33 009 030 139

and Wesfarmers Chemicals, Energy & Fertilisers Limited ABN 48 008 797 402

We acknowledge receipt of your letter dated — of which the above is copy.

/s/ Yuxiang Wu
For and on behalf of Austar Coal Mine Pty Ltd ABN 67 111 910 822
Print name : Yuxiang Wu
Dated: 27/09/2011

Attachment —Specific disclosures

Warranty reference	Disclosure

Attachment 3—lndex of Due Diligence Materials

See attached CD—filename is Attachment 3—Index of Due Diligence Materials.xlsx.

Attachment 4—Due diligence questions and answers

See attached CD—filename is Attachment 4—Due Diligence Questions and Answers.xlsx

Attachment 5—Form of Tax Release Deed

Deed of Release

Date	2011

Parties
Wesfarmers Limited (ABN 28 008 984 049) of 11th Floor, Wesfarmers House, 40 The Esplanade, Perth, Western Australia (the Head Company)

[Name of entity leaving the Consolidated Group] (ABN) of 11th Floor, Wesfarmers House, 40 The Esplanade, Perth, Western Australia (the Former Contributing Member)

The Parties to the Tax Sharing and Tax Funding Deed as at the Leaving Time other than the Former Contributing Member (the Remaining Contributing Members)
Recitals

A	The Head Company, the Former Contributing Member and the Remaining Contributing Members are parties to the Tax Sharing and Tax Funding Deed.

B	The Former Contributing Member will cease to be a Subsidiary Member of the Consolidated Group on [date 2011 (the Leaving Time).

C	The Head Company and the Remaining Contributing Members agree to release the Former Contributing Member from all obligations and liabilities under the Tax Sharing and Tax Funding Deed in respect of Tax Periods commencing on or after the Leaving Time and certain Tax Periods commencing before the Leaving Time in accordance with the terms set out in this Deed.

D	This Deed is supplemental to the Tax Sharing and Tax Funding Deed.

This Deed of Release is made between the Parties for the purpose of achieving the objectives described in the Recitals and witnesses as follows:

1.	Definitions and lnterpretation

(a)	The following definitions apply unless the context requires otherwise.

Tax Sharing and Tax Funding Deedmeans the Tax Sharing and Tax Funding Deed entered into by the Head Company on 1 September 2007 and the entities listed in Schedule I to that Deed at the Leaving Time, together with any Deed of Accession or Deed of Release executed prior to the Leaving Time.

(b)	Words that are defined in the Tax Sharing and Tax Funding Deed, and not in clause 1(a) and that are used in this Deed have the same meaning in this Deed as in the Tax Sharing and Tax Funding Deed, unless the context requires otherwise.

(c)	The provisions of clause 2 of the Tax Sharing and Tax Funding Deed form part of this Deed as if set out in full in this Deed.

2.	Release

With effect from the Leaving Time, to the maximum extent permitted by law, the Former Contributing Member will be released from all liability under the Tax Sharing and Tax Funding Deed except to the extent specified in clause 12.5 of the Tax Sharing and Tax Funding Deed.

3.	Covenant

The Head Company and each Remaining Contributing Member covenants that it will not bring or pursue, procure that a third party bring or pursue, provide financial support for or other otherwise support (except to the extent required by law) any claim, action, dispute, demand or proceeding in any court or tribunal in respect of any matter which is the subject of the release given by it under clause 2.

4.	Representations and Warranties

Each party represents and warrants to each other party that each of the following statements is true and correct in all material respects:

(a)	(power) it has full legal capacity and power to:

(i)	own its property and to carry on its business; and

(ii)	enter into this Deed and to carry out the transactions that it contemplates;

(b)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this Deed and its carrying out the transactions that it contemplates;

(c)	(Authorisations) it holds each Authorisation that is necessary or desirable to:

(i)	enable it to properly execute this Deed and to carry out the transactions that it contemplates;

(ii)	ensure that this Deed is legal, valid, binding and admissible in evidence; or

(iii)	enable it to properly carry on its business,

and is complying with any conditions to which any of these Authorisations is subject;

(d)	(documents effective) this Deed constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally) subject to any necessary stamping or registration;

(e)	(no contravention) neither its execution of this Deed nor the carrying out by it of the transactions that it contemplates, does or will:

(i)	contravene any law of any jurisdiction to which it or any of its property is subject or any order of any govemment agency that is binding on it or any of its property;

(ii)	contravene any undertaking or instrument binding on it or any of its property; or

(iii)	contravene its constituent documents.

5.	Further Assurances

Each party must take all steps, execute all documents and do everything reasonably required by the other party to give effect to the release contemplated by this Deed.

6.	Confidentiality

(a)	Subject to paragraph (b), each parly must keep the terms of this Deed confidential.

(b)	Aparty may make any disclosure of the terms of this Deed that it thinks necessary to:

(i)	the Commissioner;

(ii)	any professional advisers, auditors, bankers, financial advisers, financiers, prospective purchasers of a Group Member or prospective Group Members on receþt of an undertaking from that person to keep the terms confidential; or

(iii)	comply with any law or requirement of any regulatory body (including any relevant stock exchange).

7.	Absolute Bar

This Deed may be pleaded and tendered by a Former Contributing Member as an absolute bar and defence to any proceedings brougþt or made by the Head Company or a Remaining Contributing Member in breach of the terms of this Deed.

8.	Enurement

The provisions of this Deed will ensure for the benefit of and be binding on the parties and their respective successors and permitted substitutes and assigns.

9.	Assignment

The rights and obligations of each party under this Deed are personal. They cannot be assigned, encumbered or otherwise dealt with and no parly may attempt, or purport, to do so without the prior written consent of all parties.

10.	GST

(a)	This clause 10 shall not apply to the extent that parties to this Deed are members of a GST Group.

(b)	If GST is payable on a Taxable Supply made under, by reference to or in connection with this Deed, the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration.

(c)	No payment of any amount pursuant to paragraph (b) is required until the supplier has provided a Tax Invoice or Adjustment Note as the case may be to the recipient.

11.	Stamp Duty and Costs

Each party bears its own costs arising out of the preparation of this Deed but the Former Contributing Member bears any stamp duty (including fines and penalties) chargeable on this Deed, or any instruments entered into under this Deed and any transaction evidenced by it.

12.	Governing Law

This Deed is governed by the laws of Western Australia. The parties submit to the non-exclusive jurisdiction of courts exercising jurisdiction there.

13.	Counterparts

This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

14.	Head Company to Execute Deed as Agent

In addition to executing this Deed on its own behalf the Head Company is expressly authorised by the Remaining Contributing Members to execute this Deed on behalf of, and as agent for, each of them.

Executed and delivered as a Deed in Western Australia.

Executed as a Deed by Wesfarmers

Limited (ABN 28 008 984 049) pursuant to

section 127 of the Corporations Act:

Director	Secretary

Executed as a Deed by [former Contributing Member] (ABN ) pursuant to section 127 of the Corporations Act:

Director	Secretary

Attachment 6—Excluded Tenements

No.	Tenement Number	Registered Holder
1	E63/521	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
2	E63/1145	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
3	E63/1146	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
4	E63/1202	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
5	E63/1203	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
6	E63/1298	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
7	M63/192	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
8	M63/193	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
9	M63/194	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
10	M63/197	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
11	P63/1595	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
12	P63/1596	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
13	P63/1597	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
14	P63/1598	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
15	P63/1605	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
16	P63/1606	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
17	P63/1607	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
l8	P63/1608	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
19	P63/1609	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
20	P63/1610	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
21	P63/1611	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
22	P63/1612	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
23	P63/1615	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
24	P63/1616	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
25	P63/1617	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd

26	P63/1619	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
27	P63/1620	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
28	P63/1621	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
29	P63/1622	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
30	P63/1623	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
31	P63/1624	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
32	P63/1625	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
33	P63/1626	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
34	P63/1627	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
35	P63/1628	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
36	P63/1629	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
37	P63/1630	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
38	P63/1631	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
39	P63/1632	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
40	P63/1633	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
41	P63/1634	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
42	P63/1635	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
43	P63/1676	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
44	P63/1677	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
45	P63/1678	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
46	P63/1679	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
47	P63/1680	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
48	P63/1681	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
49	P63/1682	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
50	P63/1683	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
51	P63/1684	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
52	P63/1665	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
53	P63/1666	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
54	P63/1667	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd

55	P63/1668	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
56	P63/1669	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
57	P63/1670	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd
58	P63/1700	Scaddan Energy Pty Ltd/Wesfarmers Premier Coal Ltd